Exhibit 10.2

AS FILED ON SEDAR

EXECUTION COPY

DATED as of the 16th day of November, 2005.

BETWEEN

CASCADES FINE PAPERS GROUP INC./

CASCADES GROUPE PAPIERS FINS INC.

- AND -

CASCADES INC.

- AND -

COAST PAPER LIMITED

ASSET PURCHASE AGREEMENT

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		2

1.1	Definitions	2
1.2	Recitals	14
1.3	Accounting Principles	15
1.4	Governing Law; Attornment	15
1.5	Amendment	15
1.6	Calculation of Time	15
1.7	Performance on Holidays	15
1.8	Waiver of Rights	15
1.9	Knowledge	16
1.10	Severability	16
1.11	Consents and Approvals	16
1.12	Remedies Cumulative	16
1.13	Additional Rules of Interpretation	16

ARTICLE 2 PURCHASE AND SALE OF ASSETS AND ASSUMPTION OF LIABILITIES		18

2.1	Purchase and Sale	18
2.2	Excluded Assets	19
2.3	Assumption of Liabilities	19
2.4	Excluded Liabilities	20

ARTICLE 3 PURCHASE PRICE AND RELATED MATTERS		20

3.1	Amount of Purchase Price	20
3.2	Payment of the Purchase Price	20
3.3	Payment of the Goodwill Payment	21
3.4	Closing	21
3.5	Allocation of Purchase Price	21
3.6	Taxes and Elections	22
3.6.1	Transfer Taxes	22
3.6.2	Accounts Receivable Election	22
3.7	Preparation of Closing Balance Sheet	22
3.7.1	Initial Preparation	22
3.7.2	Dispute Settlement	23
3.8	Adjustment Payment	23
3.9	Accounts Receivable	24
3.10	Aged Inventory	24
3.11	Pension Adjustment and Allocated Surplus	25
3.12	Pension Fund Valuation	25
3.13	Interest	29

ARTICLE 4 REPRESENTATIONS AND WARRANTIES		29

4.1	Representations and Warranties of Vendor and Cascades	29
4.1.1	Incorporation and Status of Vendor and Cascades	29
4.1.2	Due Authorization by Vendor and Cascades	29
4.1.3	Title to Purchased Assets	30
4.1.4	Conflicting Instruments	30
4.1.5	Employees	30
4.1.6	Employee Benefit Plans	32
4.1.7	Real Property	33
4.1.8	Status of Real Property	33
4.1.9	Personal Property	34
4.1.10	Contracts	34
4.1.11	No Breach of Material Contracts	34
4.1.12	Legal Proceedings	35
4.1.13	Accounts Receivable	35
4.1.14	Annual Financial Statements	35
4.1.15	Condition and Sufficiency of Tangible Assets	35
4.1.16	Inventories	36
4.1.17	Customers and Suppliers	36
4.1.18	Licences and Compliance with Laws	36
4.1.19	Environmental Matters	36
4.1.20	Conduct of Business in Ordinary Course	37
4.1.21	Tax Matters	38
4.1.22	Residence of Vendor; GST Status	38
4.1.23	Intellectual and Industrial Property	38
4.2	Representations and Warranties of the Purchaser	38
4.2.1	Incorporation, Authority and Enforceability	38
4.3	Commission	39
4.4	Survival of Representations and Warranties of the Vendor	39
4.5	Survival of Representations and Warranties of the Purchaser	39

ARTICLE 5 OTHER COVENANTS OF THE PARTIES		40

5.1	Covenants of the Vendor	40
5.1.1	Consents and Approvals	40
5.1.2	Consent Not Received by Closing Time	40
5.1.3	Conduct of the Business	41
5.1.4	Books and Records of Vendor	43
5.1.5	Exclusivity	44
5.1.6	Access for Confirmatory Due Diligence	44
5.1.7	Certificat de Localisation	44
5.2	Covenants of the Purchaser	44
5.2.1	Confidentiality of Vendor’s Information	44
5.2.2	Access to Books and Records	45
5.2.3	Access to Employees	46
5.2.4	Change and Use of Name	46

5.2.5	Equipment Leases	47
5.3	Mutual Covenants	47
5.3.1	Cooperation	47
5.3.2	Access to Sensitive Customer Information	47
5.3.3	Amounts Received Post-Closing	47
5.3.4	Notice of Untrue Representation or Warranty	47
5.3.5	Bulk Sales Laws	48

ARTICLE 6 CONDITIONS OF CLOSING		48

6.1	Conditions for the Benefit of the Purchaser	48
6.1.1	Representations, Warranties and Covenants of the Vendor	48
6.1.2	Deliveries by Vendor and Cascades	49
6.1.3	No Adverse Change	50
6.1.4	Consents	51
6.1.5	No Legal Action	51
6.2	Conditions for the Benefit of the Vendor	51
6.2.1	Truth of Representations and Warranties of the Purchaser	51
6.2.2	Delivery by Purchaser	52
6.3	Conditions for the Benefit of both Parties	53
6.3.1	Competition Act	53
6.3.2	Investment Canada Act	53
6.3.3	Regulatory Approvals	53
6.4	Waiver	53
6.5	Failure to Satisfy Conditions	53
6.6	Damage or Expropriation	54

ARTICLE 7 TERMINATION		55

7.1	Termination	55
7.2	Effect of Termination	55

ARTICLE 8 INDEMNIFICATION		55

8.1	Indemnification by Vendor	55
8.2	Indemnification by the Purchaser	56
8.3	Agency for Representatives	57
8.4	Notice of Third Party Claims	57
8.5	Defence of Third Party Claims	57
8.6	Assistance for Third Party Claims	58
8.7	Settlement of Third Party Claims	58
8.8	Direct Claims	58
8.9	Failure to Give Timely Notice	59
8.10	Reductions and Subrogation	59
8.11	Payment and Interest	59
8.12	Limitations	59
8.13	Additional Rules and Procedures	60

ARTICLE 9 EMPLOYEES		61

9.1	Employees	61
9.2	Employee Liability of the Purchaser	61
9.3	Employee Liability of the Vendor	61
9.4	Short Term Disabled Employees	62
9.5	Pension and Savings Plans	62
9.6	Vendor Liability	62
9.7	Notice by Vendor	63

ARTICLE 10 MISCELLANEOUS		63

10.1	Further Assurances	63
10.2	Public Announcements	63
10.3	Notices	63
10.4	Time of the Essence	65
10.5	Costs and Expenses	65
10.6	Effect of Closing	65
10.7	Counterparts	65
10.8	Assignment	65
10.9	Parties in Interest	66
10.10	Third Parties	66
10.11	Liability of Cascades	66
10.12	[ ]	66

THIS AGREEMENT dated as of the 16th day of November, 2005.

B E T W E E N:

CASCADES FINE PAPERS GROUP INC./ CASCADES GROUPE PAPIERS FINS INC., a corporation incorporated under the laws of Canada

(the “Vendor”)

A N D:

CASCADES INC., a company amalgamated pursuant to the laws of Quebec

(“Cascades”)

A N D:

COAST PAPER LIMITED, a corporation amalgamated under the laws of Canada

(the “Purchaser”)

RECITALS:

1.             The Vendor, through its division, Cascades Resources, carries on the business of marketing and distribution of printing paper, business imaging, graphic arts supplies and equipment, sanitation and maintenance supplies in Canada (the “Business”);

2.             The Purchaser wishes to purchase from the Vendor and the Vendor wishes to sell, transfer, assign and convey to the Purchaser, the undertaking and all of the Vendor’s right, title and interest in, under and to the property and assets used by the Vendor in carrying on the Business (except for certain assets specifically identified herein) upon the terms and conditions hereinafter set forth;

3.             The Vendor is a wholly-owned subsidiary of Cascades and Cascades will derive a substantial benefit from the completion of the transactions contemplated hereunder;

NOW THEREFORE in consideration of the premises and mutual agreements hereinafter set out and of other consideration (the receipt and sufficiency of which are acknowledged by each Party), the Parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1                            Definitions

In this Agreement, unless the context otherwise requires, the following capitalized words and expressions will have the respective meanings ascribed to them below:

“Accounts Receivable” means all trade accounts receivable, notes receivable, book debts and other debts due or accruing due to the Vendor in respect of the Business (including any interest payable thereon) and the full benefit of all security therefore and all interest thereon payable to the Vendor other than the Excluded Receivables. As described in Exhibit B of the Disclosure Letter, the net book value of the Accounts Receivable recorded on the Closing Balance Sheet shall be reduced by an amount equal to the Excluded Receivables Adjustment for the purposes of calculating the Adjusted Net Asset Value. For the purpose of the calculations set forth in Exhibit B of the Disclosure Letter, the net book value of the Accounts Receivable shall be deemed to include the net book value of the Excluded Receivables;

“Accounting Records” means all of the Vendor’s books of account, accounting records and other financial data and information relating to the Business, and includes all records, data and information stored electronically, digitally or on computer related media;

“Act” means the Competition Act (Canada) and the regulations made thereunder;

“Adjusted Closing Value of the Purchased Assets” means the value of the Purchased Assets of the Vendor as recorded on the Closing Balance Sheet and as adjusted in accordance with Exhibit B of the Disclosure Letter;

“Adjusted Net Asset Value” means the difference between the Adjusted Closing Value of the Purchased Assets and the Closing Value of the Assumed Liabilities as adjusted in accordance with Exhibit B of the Disclosure Letter;

“Adjustment Date” means the seventh Business Day after the Adjusted Net Asset Value is finally determined in accordance with Section 3.7;

“Adjustment Payment” has the meaning ascribed to that term in Section 3.8;

“AS Assets” has the meaning ascribed to that term in Section 2.2(i);

“Affiliate” means, with respect to any person, any other person that directly or indirectly controls, is controlled by, or is under common control with that other person. For purposes of this definition, a person “controls” another person if that person directly or indirectly possesses the power to direct or cause the direction of the management and policies of that other person, whether through ownership or voting of securities, by contract or otherwise and “controlled by” and “under common control with” have similar meanings;

“Aged Inventory” means the portion of the Inventories which is at least twelve (12) months old as at the Closing Date. The Aged Inventory and its book value prior to the Aged

Inventory Adjustment are identified in Exhibit B of the Disclosure Letter on a warehouse basis, save and except for the book value of equipment Inventory for sale which is identified in Exhibit B of the Disclosure Letter on a consolidated basis. The manufacturer warranties on the equipment for sale shall be excluded from the Aged Inventory. The identification of the Aged Inventory and the determination of its book value prior to the Aged Inventory Adjustment in Exhibit B of the Disclosure Letter have been made in accordance with past practices;

“Aged Inventory Adjustment” means the Aged Inventory Write-Down less the provision for clearance and the provision for physical inventory count used in the preparation of the draft Closing Balance Sheet. The Aged Inventory Adjustment shall be used in the calculation of the Adjusted Net Asset Value as described in Exhibit B of the Disclosure Letter;

“Aged Inventory Amount” has the meaning ascribed to that term in Section 3.10;

“Aged Inventory Net Book Value” means the value of the Aged Inventory after its write-down for the purpose of calculating the Adjusted Net Asset Value as described in Exhibit B of the Disclosure Letter. The Aged Inventory Net Book Value shall be used in the determination of the Aged Inventory Amount contemplated in Section 3.10;

“Aged Inventory Write-Down” means the amount by which the book value of the Aged Inventory will be written down as at the Closing Date as described in Exhibit B of the Disclosure Letter. The book value of the paper Inventory between twelve (12) and twenty-four (24) months old as of the Closing Date shall be written down by 60% whereas all other Inventory over twelve (12) months old as of the Closing Date shall be written down by 100%;

“Agreement” means this asset purchase agreement;

“Allocated Surplus” has the meaning ascribed to that term in Section 3.12(c);

“Ancillary Agreements” means each of the Deed of Transfer, the Non-Competition Agreement, the Employee Non-Competition Agreements, the Transitional Services Agreement and the Paper Supply Agreement;

“Annual Financial Statements” means the financial statements of the Vendor relating to the Business as at December 31st, 2004, 2003, and 2002, respectively, consisting in each case of the balance sheet of the Business and the accompanying statements of profit and loss, retained earnings and cash flows for the 12 month period then ended, a copy of which is attached to Schedule 1.1B of the Disclosure Letter;

“AR Shortfall” has the meaning ascribed thereto in Section 3.9;

“Articles” means, with respect to any body corporate, the original or restated articles of incorporation, articles of amendment, articles of amalgamation, articles of arrangement, articles of reorganization, articles of revival, letters patent, memorandum of agreement, special Act or statute and any other instrument or constating document by or pursuant to which the body corporate is incorporated or comes into existence;

“Assumed Liabilities” has the meaning ascribed to that term in Section 2.3;

“Basket” has the meaning ascribed to that term in Section 8.12(a);

“Books and Records” means the Accounting Records and all books, records, sales and purchase records, lists of suppliers and customers, price lists and catalogues, advertising material, sales literature, cost and pricing information, credit information, personnel and payroll records, production, Inventories and Accounts Receivable data, formulae, business, engineering and consulting reports and research and development information and plans and projections of or relating to the Business and all other documents, files, records, maps, site plans, surveys, soil and substratum studies, as–built drawings, appraisals, electrical and mechanical plans and studies, correspondence, and other data and information, financial or otherwise, which relate to the Business, including all data and information stored electronically, digitally or on computer related media to the extent the foregoing are maintained with respect to the Business and except as any of the foregoing relate primarily to the Excluded Assets;

“Bureau Investigation” means the ongoing inquiry by the Commissioner concerning alleged activities by certain persons, including the Vendor, in relation to carbonless paper and other fine paper products, contrary to sections 45 and 61 of the Competition Act (Canada);

“Business” has the meaning ascribed to that term in the recitals;

“Business Day” means a day other than a Saturday, Sunday or any other day on which the principal chartered banks located in the City of Montreal, Quebec are not open for the transaction of domestic business during normal banking hours;

“Cash Portion” has the meaning ascribed to that term in Section 3.1;

“CICA Standards” has the meaning ascribed to that term in Section 3.12(a);

“Claim” means any act, omission or state of facts, and any Legal Proceeding, assessment, judgment, settlement or compromise relating thereto, which gives rise to or may give rise to a Loss;

“Closing” means the completion of the sale to and purchase by the Purchaser of the Purchased Assets and the completion of all other transactions contemplated by this Agreement that are to occur contemporaneously therewith;

“Closing Balance Sheet” means the unaudited balance sheet of the Business as at the close of business on the Closing Date, as prepared and finally determined in accordance with the provisions of Section 3.7;

“Closing Date” means December 31, 2005 or such earlier or later date as may be agreed upon in writing by the Parties which date in all cases shall be the last day of a calendar month;

“Closing Date Amount” has the meaning ascribed to that term in Section 3.12(c);

“Closing Date Rate” has the meaning ascribed to that term in Section 3.12(c);

“Closing Documents” means the Ancillary Agreements and any other document or instrument delivered at or subsequent to the Closing as provided in or pursuant to this Agreement and “Closing Document” means any one of them;

“Closing Time” means 7:00 p.m. Montreal time on the Closing Date or such other time on the Closing Date as the Parties agree in writing that the Closing shall take place;

“Closing Value of the Assumed Liabilities” means the value of the Assumed Liabilities of the Vendor as recorded on the Closing Balance Sheet;

“Collective Agreement” means any collective agreement, letter of understanding, letter of intent or other written agreement with any labour union or employee association that governs the terms and conditions of employment of any Employees;

“Commissioner” means the Commissioner of Competition appointed under the Competition Act (Canada);

“Competition Act Approval” means either:

(a)                                  the applicable waiting period under Section 123 of the Competition Act (Canada) shall have expired and the Purchaser shall have been advised in writing by the Commissioner in terms satisfactory to the Purchaser in its sole discretion, that she has determined not to make an application for an Order under the Act in respect of the transactions contemplated by this Agreement;

(b)                                 the Commissioner shall have issued a waiver under Subsection 113(c) of the Act and the Purchaser shall have been advised in writing by the Commissioner in terms satisfactory to the Purchaser in its sole discretion, that she has determined not to make an application for an Order under the Act in respect of the transactions contemplated by this Agreement; or

(c)                                  an advance ruling certificate shall have been issued under Section 102 of such Act in respect of the transactions contemplated by this Agreement;

“Confidentiality Agreement” means the confidentiality agreement between Vendor and PaperlinX Limited dated February 11, 2005 and March 2, 2005;

“Consent” means any consent, approval, permit, waiver, ruling, exemption, or acknowledgement that may be required from any person (other than the Vendor) under the terms of any Contract (including any Lease or Equipment Lease) issued to or for the benefit of the Vendor which is provided for or required pursuant to the terms of such Contract (including any Lease or Equipment Lease) in connection with the sale of the Purchased Assets to the Purchaser and the completion of the other transactions contemplated herein or which is otherwise necessary to permit the Parties to perform their obligations or is otherwise required to permit the consummation of the transactions as contemplated herein and the operation of the Business by

Purchaser substantially in the same manner as such Business was conducted by Vendor prior to the Closing;

“Contracts” means all contracts, agreements, instruments and other legally binding commitments or arrangements, written or oral, entered into by the Vendor in respect of the Business, including those listed or identified in Section 4.1.10 of Schedule 1.1A of the Disclosure Letter;

“Deed of Transfer” has the meaning ascribed to that term in Section 6.1.2(c);

“Deficit Reduction” has the meaning ascribed to that term in Section 3.12(d)(i);

“Direct Claim” means any Claim asserted against an Indemnitor by an Indemnitee which does not result from a Third Party Claim;

“Disclosure Documents” has the meaning ascribed to that term in Section 4.1.14;

“Disclosure Letter” means the confidential disclosure letter dated as of the date hereof delivered by the Vendor to the Purchaser on or prior to the date hereof;

“Disclosure Schedule” means Schedule 1.1A of the Disclosure Letter;

“Employee” means an individual who is employed by the Vendor exclusively in the Business immediately prior to the Closing Date, whether on a full-time or part-time basis, other than the Inactive Employees;

“Employee Benefit Plans” means all compensation, bonus, deferred compensation, incentive compensation, share purchase, share appreciation, share option, severance or termination pay, vacation pay, hospitalization or other medical, health and welfare benefits, life or other insurance, dental, eye care, disability, salary continuation, supplemental unemployment benefits, profit-sharing, mortgage assistance, employee loan, employee discount, employee assistance, counselling, pension, retirement or supplemental retirement benefit plan, arrangement or agreement, including any defined benefit or defined contribution pension plan and any group registered retirement savings plan, and any other similar employee benefit plan, arrangement or agreement, whether oral or written, funded or unfunded, including policies with respect to holidays, sick leave, long-term disability, vacations, expense reimbursements and automobile allowances and rights to company-provided automobiles, that are sponsored or maintained or contributed to or required to be contributed to, by the Vendor for the benefit of any of the Employees, former employees or beneficiaries of any of them, whether or not insured and whether or not subject to any Law, except that the term “Employee Benefit Plans” shall not include any statutory plans with which the Vendor is required to comply, including the Canada/Quebec Pension Plan or plans administered pursuant to applicable provincial health tax, workers’ compensation, workers’ safety and insurance and employment insurance legislation;

[              ]

“Encumbrance” means any option or any other right of third parties of any nature, mortgage, charge, hypothec, Bank Act (Canada) security, easement, encroachment, lien, adverse claim, restrictive covenant, assignment by way of security, security interest of any nature, servitude, pledge, hypothecation, security agreement, leasing, title retention agreement, right of occupation, option or privilege or any agreement to create any of the foregoing;

“Environment” means all components of the earth, including air (and all layers of the atmosphere), land (and all surface and subsurface soil, underground spaces and cavities and all land submerged under water) and water (and all surface and underground water), organic and inorganic matter and living organisms. For greater certainty, the interacting natural systems that include components referred to above are included in the definition of “Environment”;

“Environmental Laws” means all Laws relating to the Subject Properties and/or the Business and relating, in whole or in part, to public health and safety, pollution or the protection of the Environment, including the existence or Release of or dealings with those substances which are defined or otherwise regulated as Hazardous Substances, wastes or threats to the public health and safety or the environment or the transportation of dangerous goods, including the Politique de protection des sols et de réhabilitation des terrains contaminés published in 1998 by the ministère du Développement durable, de l’Environnement et des Parcs (Quebec), as amended to this date;

“Environmental Liabilities” means any cost, damage, expense, liability, obligation, Claim or Loss or other responsibility arising from or under Environmental Laws and consisting of or relating to: (i) any environmental conditions (including on-site or off-site contamination, and regulation of chemical substances or products); or (ii) financial responsibility under Environmental Laws for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, monitoring or other remediation or response actions required by applicable Environmental Laws (provided that such has been required by any Governmental Authority or any other person) and for any natural resource damages;

“Equipment Leases” means all leases of personal or movable property used in the Business to which the Vendor is a party or under which it has rights;

“Estimated Adjusted Net Asset Value” shall be the amount equal to the difference between the estimated Adjusted Closing Value of the Purchased Assets and the estimated Closing Value of the Assumed Liabilities as adjusted in accordance with Exhibit B of the Disclosure Letter. This amount shall be agreed upon by Vendor and Purchaser at least 10 days prior to Closing;

“Estimated Amount” has the meaning ascribed to that term in Section 3.2(a);

“Excluded Assets” has the meaning ascribed to that term in Section 2.2;

“Excluded Liabilities” has the meaning ascribed to that term in Section 2.4;

“Excluded Receivables” has the meaning ascribed to that term in Section 2.2;

“Excluded Receivables Adjustment” means the amount by which the Accounts Receivable recorded on the Closing Balance Sheet will be reduced on such Closing Balance Sheet to take into account the Excluded Receivables as described in Exhibit B of the Disclosure Letter. The Excluded Receivables Adjustment shall be equal to the net book value of the Excluded Receivables (their book value less the corresponding provision for doubtful accounts);

“GAAP” means, at any time, generally accepted accounting principles in Canada including those set out in the Handbook of the Canadian Institute of Chartered Accountants in force at such time;

“Goodwill Amount” has the meaning ascribed to that term in Section 3.1;

“Goodwill Payment Date” has the meaning ascribed to that term in Section 3.3;

“Governmental Authority” means any domestic or foreign government, whether federal, provincial, state, territorial or municipal; and any governmental agency, ministry, department, Tribunal, commission, bureau, board or other instrumentality exercising or purporting to exercise legislative, enforcement, judicial, regulatory or administrative functions of, or pertaining to, government;

“GST” means taxes, interest, penalties and fines imposed under Part IX of the Excise Tax Act (Canada) and the regulations made thereunder; and “GST Legislation” means such act and regulations collectively;

“Hazardous Substances” means any waste or other substance, including solid, liquid, gas, odour, heat, sound, vibration or radiation, that is listed, defined, designated or classified as, or otherwise determined to be, dangerous, hazardous, radioactive, explosive or toxic or a pollutant or a contaminant under any Environmental Laws, including any mixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials;

“ICA Approval” means that the Purchaser shall have made an application for review under the Investment Canada Act in connection with the transactions contemplated hereby and shall have received evidence satisfactory to the Purchaser, acting in its sole discretion, that the Minister designated under that Act has been satisfied or has been deemed to have been satisfied that the acquisition by the Purchaser of the Business is likely to be of net benefit to Canada;

“Inactive Employees” means Employees who, on the Closing Date, have been absent from work for a period of at least 17 weeks but does not include those Employees who are Short Term Disabled Employees. A separate listing of all the Inactive Employees and all the Short Term Disabled Employees are set forth in two parts on Schedule 1.1F of the Disclosure Letter;

“Income Tax Act” means, collectively, the Income Tax Act, R.S.C. 1985, 5th Supplement, the Income Tax Application Rules, R.S.C. 1985, 5th Supplement, and the Income Tax regulations, in each case as amended to the date hereof;

“Indemnitee” means any Party and its Representatives entitled to indemnification under this Agreement;

“Indemnitor” means any Party obligated to provide indemnification under this Agreement;

“Indemnity Payment” means any amount of a Loss required to be paid pursuant to Sections 8.1 or 8.2;

“Independent Accountant” has the meaning ascribed to that term in Subsection 3.7.2;

“Information” has the meaning ascribed to that term in Section 5.2.1(a);

“Insurance Recovery” has the meaning ascribed to that term in Section 8.10;

“Interested Person” means any present or former officer, director, shareholder or employee, of the Vendor or any other person with which the Vendor or any of the foregoing does not deal at arm’s length within the meaning of the Income Tax Act;

“Interim Period” means the period from and including the time of execution of this Agreement to and including the earlier of the date this Agreement is terminated in accordance with Section 7.1 and the Closing Time;

“Inventories” means all inventories of every kind and nature and wheresoever situated used in or produced by the Business, including all finished goods, work in process, raw materials, goods in transit, new and unused production and shipping supplies, new and unused major maintenance items and all other materials and supplies on hand;

“June 30 Amount” has the meaning ascribed to that term in Section 3.12(d);

“June 30 Rate” has the meaning ascribed to that term in Section 3.12(d);

“June Purchaser Reduction” has the meaning ascribed to that term in Section 3.12(d)(ii);

“June Vendor Reduction” has the meaning ascribed to that term in Section 3.12(d)(ii);

“Law” means, in respect of any person, property, transaction or event, any domestic or foreign statute, ordinance, rule, regulation, treaty, restriction, regulatory policy, practice, guideline, standard, code, by-law (zoning or otherwise) or Order that applies in whole or in part to such person, property, transaction or event, to the extent it has the force of law and includes Environmental Laws;

“Leased Property” means all the right, title and interest of the Vendor in, to and under the subject matter (whether real or immovable or personal or movable) of the Leases and the Equipment Leases;

“Leases” means the real or immovable property leases (including emphyteutic leases) and other rights of occupancy relating to real property used in the Business (including any rights to leasehold improvements) to which the Vendor is a party or under which it has rights, whether as lessor or lessee;

“Legal Proceeding” means any litigation, action, suit, investigation, hearing, claim, complaint, grievance, arbitration proceeding or other proceeding and includes any appeal or review and any application for same, whether or not involving a Third Party Claim;

“Licence” means any licence, permit, approval, authorization, certificate, directive, Order, variance, registration, right, privilege, concession or franchise issued, granted, conferred or otherwise created by any Governmental Authority, or any agreement with any Governmental Authority;

“Loss” means any loss, liability, damage, cost, expense, charge, fine, penalty or assessment, whether or not involving a Third Party Claim, including the costs and expenses of any Legal Proceeding, assessment, judgment, settlement or compromise relating thereto and all interest, fines and penalties and reasonable legal fees and expenses incurred in connection therewith;

“Machinery and Equipment” means all machinery, equipment (including trucks, automobiles, and other vehicles), spare parts, tools, jigs, dies, office equipment (including computers and computer accessories), furniture, fixtures, furnishings and accessories and supplies of all kinds used in the Business, whether located on premises of the Vendor relating to the Business or elsewhere, including the items set forth and described on Schedule 1.1C of the Disclosure Letter, together with any additions thereto arising in the ordinary course during the Interim Period;

“Material” means, unless explicitly stated otherwise or in relation to the expression “Material Contracts”, any issue, change or effect that would be considered material to a reasonable person in similar circumstances;

“Material Contracts” means (i) the agreements and arrangements described in Section 4.1.5 of the Disclosure Letter, and (ii) the Leases, the Equipment Leases, the supplier and customer contracts relating to the Business and the Contracts listed or identified in Section 4.1.10 of the Disclosure Letter;

“Net Receivables” means the amount of the Accounts Receivables less the Excluded Receivables and less the Reserve as reflected on the Closing Balance Sheet;

“Net Sales” means, with respect to the sale of Aged Inventory, gross sales before sales Taxes less commissions, rebates and like charges;

“Non-Competition Agreement” has the meaning ascribed to that term in Subsection 6.1.2(f);

“Non Paper Inventory” means Inventories other than paper Inventories, including graphic art supplies, industrial and equipment Inventories;

“Notice Period” has the meaning ascribed to that term in Section 8.5;

“Order” means any order, directive, judgment, decree, award or writ of any Tribunal;

[              ]

“Parties” means the Vendor, Cascades, the Purchaser and any other person who may become a party to this Agreement and “Party” means any one of them;

“Pension Adjustment” means the amount calculated in accordance with Section 3.12(d)(iii);

“Pension Adjustment Payment Date” has the meaning ascribed to that term in Section 3.11;

“Pension Adjustment Reduction” has the meaning ascribed to that term in Section 3.12(d)(ii);

“Pension Plan” has the meaning ascribed to that term in Section 9.5;

“Permitted Encumbrances” with respect to the Purchased Assets means:

(a)                                  inchoate or statutory liens for Taxes not at the time overdue but only if the amount thereof at the Closing Date is taken into account as a current liability in calculating the Closing Value of the Assumed Liabilities;

(b)                                 statutory liens incurred or deposits made in the ordinary course of the Business in connection with worker’s compensation, employment insurance employer health tax, Canada/Quebec Pension Plan and similar legislation;

(c)                                  those Encumbrances listed on Schedule 1.1D of the Disclosure Letter;

(d)                                 easements and any registered restrictions or covenants that run with the land provided they have been complied with and provided that they do not affect the ability of the Vendor to carry on the Business as it has been carried on in the past;

(e)                                  rights of way for, or reservations in favour of public utilities relating to sewers, water lines, gas lines, pipelines, electric lines, telegraph and telephone lines, cable lines and other similar products or services, provided that they do not affect the ability of the Vendor to carry on the Business as it has been carried on in the past; and

(f)            zoning by-laws, ordinances and other restrictions as to the use of real property, and agreements with other persons registered against title to the lands (with the exception of any Encumbrances) and provided that they do not affect the ability of the Vendor to carry on the Business as it has been carried on in the past;

“Preliminary Pension Adjustment” has the meaning ascribed to that term in Section 3.12(c);

“Preliminary Purchaser Allocation” has the meaning ascribed to that term in Section 3.12(c);

“Prepaid Expenses” means all prepaid expenses and deposits relating to the Business, other than (i) those relating to Excluded Assets; and (ii) those prepaid expenses the benefit of which cannot be transferred to the Purchaser all of which are set forth on Schedule 1.1G of the Disclosure Letter;

“Prime Rate” for any day means the rate of interest expressed as a rate per annum that National Bank of Canada establishes at its principal office in Montréal, Québec as the reference rate of interest that it will charge on that day for Canadian dollar demand loans to its customers in Canada and which it at present refers to as its prime rate;

“Prohibited Logos” has the meaning ascribed to that term in Subsection 5.2.4(a);

“Prohibited Name” has the meaning ascribed to that term in Subsection 5.2.4(a);

“Purchased Assets” has the meaning ascribed to that term in Section 2.1;

“Purchase Price” means the price payable by the Purchaser to the Vendor for the Purchased Assets provided for in Section 3.1;

“Purchaser’s Advisors” means the directors, officers, employees, agents, legal counsels, accountants and professional advisors of the Purchaser and any other person authorized in writing by the Purchaser to represent the Purchaser;

“Purchaser’s Closing Certificate” has the meaning ascribed to that term in Section 6.2.1;

“Purchaser’s Core Representations” has the meaning ascribed to that term in Subsection 6.2.1(a);

“Rate Increase” has the meaning ascribed to that term in Section 3.12(b);

“Real Property” means all owned real and immovable property used in or relating to the Business, including the real property described in Section 4.1.7 of the Disclosure Letter, and includes all plant, buildings, structures, erections, improvements, appurtenances and fixtures situated thereon or forming part thereof;

“Reference Date” has the meaning ascribed to that term in Section 3.12(b);

“Reference Date Amount” has the meaning ascribed to that term in Section 3.12(b);

“Reference Date Rate” has the meaning ascribed to that term in Section 3.12(b);

“Regulatory Approval” means any approval, consent, ruling, authorization, notice, permit, waiver, exemption or acknowledgement, other than the Competition Act Approval and the ICA Approval, that may be required from any person by Law, the terms of any Licence or the conditions of any Order or otherwise which is required in connection with the sale of the Purchased Assets to the Purchaser and the completion of the other transactions contemplated herein or which is otherwise necessary to permit the Parties to perform their obligations or is otherwise required to permit the consummation of the transactions as contemplated herein and the operation of the Business by Purchaser substantially in the same manner as such Business was conducted by Vendor prior to Closing;

“Release” means any discharge, spill, release, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Substances not permitted by applicable Environmental Laws, in, on or into the Environment;

“Replacement Plans” has the meaning ascribed to that term in Section 9.1;

“Representative” means, in respect of an Indemnitee, each director, officer, employee, agent, legal counsel, accountant, professional advisor and other representative of that Indemnitee;

“Reserve” means the provision for doubtful Accounts Receivable reflected in the Closing Balance Sheet excluding the provision for doubtful accounts for Excluded Receivables;

“September 30 Amount” has the meaning ascribed to that term in Section 3.12(a);

“September 30 Rate” has the meaning ascribed to that term in Section 3.12(a);

“Short Term Disabled Employees” means those Employees who as of the Closing Date are not working and who are expected to return to work within a period of six (6) months following the Closing Date.

“Subject Properties” means the Real Property and all of the real and immovable property used in or relating to the Business which constitutes Leased Property and includes all plants, buildings, structures, erections, improvements, appurtenances and fixtures situated thereon or forming part thereof;

“Tax” or “Taxes” means all taxes, assessments, charges, dues, duties, rates, fees, imposts, levies and similar charges of any kind lawfully levied, assessed or imposed by any Governmental Authority under any applicable Tax Legislation, or other income, capital, goods and services, sales, use, consumption, excise, value-added, business, real or immovable property, personal or movable property, transfer, franchise, withholding, payroll, or employer health taxes, customs, import, anti-dumping or countervailing duties, Canada/Quebec Pension Plan contributions, employment insurance premiums, and provincial workers’ compensation payments, including any interest, penalties and fines associated therewith;

“Tax Legislation” means, collectively, the Income Tax Act and all federal, state, provincial, territorial, municipal, foreign, or other statutes imposing a Tax, including all treaties, conventions, rules, regulations, Orders, and decrees of any jurisdiction;

“Tax Returns” means all reports, elections, returns, and other documents required to be filed under the provisions of any Tax Legislation and any tax forms required to be filed, whether in connection with a Tax Return or not, under any provisions of any applicable Tax Legislation;

“Third Party Actuaries” has the meaning ascribed thereto at Section 3.12(e);

“Third Party Claim” means any Claim asserted against an Indemnitee that is paid or payable to, or claimed by, any person who is not a Party;

“Transitional Services Agreement” has the meaning ascribed thereto at Section 6.1.2(g);

“Tribunal” means any court (including a court of equity), arbitrator or arbitration panel and any other Governmental Authority, stock exchange, or association or other body exercising adjudicative, judicial, regulatory or quasi-judicial powers;

“Vendor’s Actuaries” means Morneau Sobeco;

“Vendor’s Closing Certificate” has the meaning ascribed to that term in Section 6.1.1;

“Vendor’s Core Representations” has the meaning ascribed to that term in Subsection 6.1.1(a);

“Vendor’s Intellectual and Industrial Property” means the intellectual and industrial property rights used in whole or in part in, or required by the Vendor for the carrying on by the Vendor of, the Business, both domestic and foreign and whether or not registered anywhere in the world (but specifically excluding intellectual and industrial property rights listed as Excluded Assets) all of which is listed in Section 4.1.23 of Schedule 1.1A of the Disclosure Letter.

1.2                            Recitals

The Parties acknowledge and declare that the recitals in this Agreement are true and correct, are incorporated by reference herein, and deemed to be an integral part of this Agreement.

1.3                            Accounting Principles

Wherever in this Agreement reference is made to GAAP, such reference shall, unless otherwise specified herein, be deemed to be to the GAAP from time to time approved by the Canadian Institute of Chartered Accountants applicable as at the date on which such principles are to be applied or on which any calculation or determination is required to be made in accordance with GAAP.

1.4                            Governing Law; Attornment

This Agreement shall be construed, interpreted and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the Province of Quebec and the federal laws of Canada applicable therein (excluding any conflict of law rule or principle of such laws that might refer such interpretation or enforcement to the laws of another jurisdiction). Each Party irrevocably submits to the exclusive jurisdiction of the courts of Quebec with respect to any matter arising hereunder or relating hereto.

1.5                            Amendment

This Agreement may not be amended, supplemented or otherwise modified in any respect except by written instrument executed by the Parties.

1.6                            Calculation of Time

In this Agreement, a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. (Montreal time) on the last day of the period. If any period of time is to expire hereunder on any day that is not a Business Day, the period shall be deemed to expire at 5:00 p.m. (Montreal time) on the next succeeding Business Day.

1.7                            Performance on Holidays

If any act (including the giving of notice) is otherwise required by the terms hereof to be performed on a day which is not a Business Day, such act shall be valid if performed on the next succeeding Business Day.

1.8                            Waiver of Rights

Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

1.9                            Knowledge

Where any representation, warranty or other statement in this Agreement is expressed to be made by the Vendor or Cascades, as applicable, to its knowledge or is otherwise expressed to be limited in scope to matters known to the Vendor or Cascades, as applicable, or of which the Vendor or Cascades, as applicable, is aware, it shall mean such knowledge as is actually known to the officers or employees of the Vendor or Cascades, as applicable, who have overall responsibility for or knowledge of the matters relevant to such statement and shall be deemed to include knowledge that such persons would acquire after making appropriate inquiries to other officers or employees of Vendor or of Cascades who, having regard to their position and responsibilities, should reasonably be expected to have knowledge relevant to the representation, warranty or other statement in question.

1.10                         Severability

Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

1.11                         Consents and Approvals

Unless otherwise specified, where the consent or approval of a Party is contemplated or required by the terms of this Agreement, that Party shall not unreasonably delay or withhold the giving of such consent or approval after a request therefore has been made by the other Party.

1.12                         Remedies Cumulative

The rights, remedies, powers and privileges herein provided to a Party are cumulative and in addition to and not exclusive of or in substitution for any rights, remedies, powers and privileges otherwise available to that Party.

1.13                         Additional Rules of Interpretation

(a)                                  In this Agreement, unless the context requires otherwise, words in one gender include all genders and words in the singular include the plural and vice versa.

(b)                                 The division of this Agreement into Articles, Sections, Subsections and other subdivisions, the inclusion of headings and the provision of a table of contents are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The headings in the Agreement are not intended to be full or precise descriptions of the text to which they refer.

(c)                                  Unless something in the subject matter or context is inconsistent therewith, references herein to an Article, Section, Subsection, paragraph or clause are to the applicable article, section, Subsection, paragraph or clause of this Agreement.

(d)                                 Wherever the words “include”, “includes” or “including” are used in this Agreement or in any Closing Document, they shall be deemed to be followed by the words “without limitation” and the words following “include”, “includes” or “including” shall not be considered to set forth an exhaustive list.

(e)                                  The words “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions shall be construed as referring to this Agreement in its entirety and not to any particular Section or portion of it.

(f)                                    Unless otherwise specified, all dollar amounts in this Agreement, including the symbol “$”, refer to Canadian currency.

(g)                                 Unless otherwise indicated, all references in this Agreement to any statute include the regulations thereunder and all applicable guidelines, bulletins or policies made in connection therewith and which are legally binding, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision as at the appropriate time.

(h)                                 All references herein to any agreement (including this Agreement), document or instrument mean such agreement, document or instrument as amended, supplemented, modified, varied, restated or replaced from time to time in accordance with the terms thereof and, unless otherwise specified therein, includes all schedules and exhibits attached thereto.

(i)                                     Unless the context otherwise requires, references in this Agreement to a “person” are to be broadly interpreted and shall include an individual (whether acting as an executor, administrator, legal representative or otherwise), body corporate, unlimited liability company, partnership, limited liability partnership, joint venture, trust, unincorporated association, unincorporated syndicate, any Governmental Authority and any other legal or business entity.

(j)                                     The term “ordinary course”, when used in relation to the conduct by the Vendor of the Business, or the conduct of business by any other person, means any transaction which constitutes an ordinary day-to-day business activity, conducted in a commercially reasonable and businesslike manner, having no unusual or special features, and, in the case of the Business, consistent with past practice and, in the case of any other person (other than an individual), being such as a person of similar nature and size and engaged in a similar business might reasonably be expected to carry out from time to time.

(k)                                  Unless otherwise defined herein, words or abbreviations which have well-known trade meanings are used herein with those meanings.

ARTICLE 2
PURCHASE AND SALE OF ASSETS AND
 ASSUMPTION OF LIABILITIES

2.1                            Purchase and Sale

Subject to the terms and conditions of this Agreement, the Vendor agrees to sell, transfer, assign and convey to the Purchaser and the Purchaser agrees to purchase from the Vendor, as a going concern, the undertaking and all of the Vendor’s right, title and interest in, under and to the property and assets (other than the Excluded Assets) used in carrying on the Business (collectively, the “Purchased Assets”). The Purchased Assets shall include all of the Vendor’s right, title and interest in, under and to:

(a)           the Real Property;

(b)           the Machinery and Equipment;

(c)           the Contracts

(d)           the Accounts Receivable;

(e)           the Inventories;

(f)            the Leases;

(g)           the Equipment Leases;

(h)           the full benefit of all Licenses, to the extent that they are transferable;

(i)            the Vendor’s Intellectual and Industrial Property including without limitation the name Graphic Resources and any trade name used by the Business;

(j)            the Prepaid Expenses;

(k)           the Books and Records; and

(l)            the goodwill of the Business together with the exclusive right of the Purchaser to represent itself as carrying on the Business in continuation of, and as successor to, the Vendor.

except to the extent that any such assets constitute Excluded Assets.

2.2                            Excluded Assets

Notwithstanding anything to the contrary in Section 2.1 or elsewhere in this Agreement, the Purchased Assets shall not include the following (the “Excluded Assets”), which are not part of the purchase and sale contemplated hereunder and shall remain the property of the Vendor after Closing:

(a)           term or time deposits, cash on hand or on deposit with banks, other financial institutions or other depositaries;

(b)           guaranteed investment certificates, treasury bills and other similar cash items and marketable securities;

(c)           the interest of the Vendor in any insurance policies, including the cash surrender value thereof and any claims under such policies;

(d)           refundable Taxes previously paid by the Vendor and any claim or right of the Vendor to any refund of, or credit with respect to, Taxes, in each case in respect of any period prior to the Closing Date, together with any interest thereon;

(e)           the corporate and Tax records of the Vendor;

(f)            Licences of the Vendor relating to the Business which are not transferable;

(g)           subject to the other provisions of this Agreement, the right to use the name “Cascades” or the Cascades logo or any variation thereof;

(h)           Books and Records relating exclusively to the foregoing;

(i)            assets located in the City of St-Jérôme, Province of Quebec, relating to the mainframe (AS 400) (the “AS Assets”);

(j)            the accounts receivables payable over several years that are listed in Section 2.2(j) of the Disclosure Letter which had an aggregate net book value of approximately $248,000 as at September 30, 2005 (the “Excluded Receivables”); and

(k)           any other assets of the Vendor which are not used in the Business.

2.3                            Assumption of Liabilities

The Purchaser shall assume and shall pay, satisfy, fulfill and discharge and perform, as the case may be unless specifically excluded elsewhere in this Agreement:

(a)           all obligations to be performed by the Vendor on and after the Closing Date under the Contracts (including Leases and Equipment Leases) which by the terms and conditions thereof are to be paid, discharged or performed at any time after the Closing excluding any obligations relating to or arising out of such Contracts (including Leases and Equipment

Leases) as a result of any breach of such Contracts (including Leases and Equipment Leases) or any violation of Law, breach of warranty, tort, delict or infringement occurring on or prior to the Closing;

(b)           all other liabilities of the Vendor incurred in connection with the Business up to the Closing Date to the extent only that they are reflected as current liabilities on the Closing Balance Sheet prepared in accordance with this Agreement;

(c)           all obligations and liabilities relating to warranty and product liability claims and returned goods relating to the Business;

(d)           the obligations and liabilities relating to the Employees to be assumed by Purchaser as set out in Section 9.1 and Section 9.2 hereto;

(e)           the obligations and liabilities relating to the Pension Plan assumed by Purchaser as set out in Section 9.5 hereto; and

(f)            those liabilities listed in Schedule 2.3 of the Disclosure Letter, (collectively, the “Assumed Liabilities”).

2.4                            Excluded Liabilities

Notwithstanding anything to the contrary contained in this Agreement and regardless of whether such liability or obligation is disclosed herein (or in the Disclosure Letter (other than the liabilities listed in Schedule 2.3 of the Disclosure Letter) or in the exhibits to the Disclosure Letter), the Purchaser does not hereby assume and will not assume or be liable for any liabilities or obligations of the Vendor or any liabilities or obligations of Cascades except for the Assumed Liabilities (collectively, the “Excluded Liabilities”).

ARTICLE 3
PURCHASE PRICE AND RELATED MATTERS

3.1                            Amount of Purchase Price

Subject to the adjustments provided herein, the aggregate price payable by the Purchaser to the Vendor for the Purchased Assets (the “Purchase Price”) is the sum of the Adjusted Net Asset Value (the “Cash Portion”) plus one million six hundred thousand dollars ($1,600,000) (the “Goodwill Amount”) and the assumption of all of the Assumed Liabilities decreased, as the case may be, by the amount of the Pension Adjustment or increased, as the case may be, by the Allocated Surplus.

3.2                            Payment of the Purchase Price

The Purchase Price shall be paid and satisfied by the Purchaser as follows:

(a)           by paying the Vendor 95% of the Estimated Adjusted Net Asset Value (the “Estimated Amount”) by wire transfer of immediately available funds on the Closing Date to an account designated in writing by the Vendor;

(b)           by paying the Vendor the remaining portion of the Cash Portion in accordance with and subject to the terms and conditions of Section 3.8 by certified cheque, bank draft or wire transfer of immediately available funds to an account designated in writing by the Vendor;

(c)           by paying the Vendor the Goodwill Amount in accordance with and subject to the terms and conditions of Section 3.3 by certified cheque, bank draft or wire transfer of immediately available funds to an account designated in writing by the Vendor;

(d)           by paying the Vendor, if applicable, the amount of the Allocated Surplus in accordance with and subject to the terms and conditions of Section 3.11 by certified cheque, bank draft or wire transfer of immediately available funds to an account designated in writing by the Vendor; and

(e)           by the assumption of all of the Assumed Liabilities.

3.3                            Payment of the Goodwill Payment

On or prior to a date (the “Goodwill Payment Date”) which is fifteen (15) Business Days from the date on which the draft Closing Date Balance Sheet is delivered by the Purchaser to Vendor, Purchaser shall pay to Vendor by bank draft, certified cheque or wire transfer of immediately available funds to the account designated in writing by Vendor the amount of the Goodwill Payment. No interest shall be payable on the Goodwill Amount if such payment is made on or prior to the Goodwill Payment Date.

3.4                            Closing

The Closing shall take place at the Closing Time at the offices of Fraser Milner Casgrain LLP, 1 Place Ville-Marie, Suite 3900, Montreal, Quebec, or at such other place as may be agreed upon in writing by Vendor and the Purchaser.

3.5                            Allocation of Purchase Price

The Vendor and the Purchaser agree to allocate the Purchase Price among the Purchased Assets in accordance with Exhibit A of the Disclosure Letter. The Vendor and the Purchaser agree that the values so attributed to the Purchased Assets are the respective fair market values thereof, and each Party shall report the sale and purchase of the Purchased Assets for all Tax purposes in mutually agreeable form and in a manner consistent with such allocation. Each Party shall indemnify and save harmless the other Party in respect of any additional Tax, legal and/or accounting costs paid or incurred by the other Party as a result of the failure of the indemnifying Party to file as aforesaid.

3.6                            Taxes and Elections

3.6.1                        Transfer Taxes

The Purchaser shall be liable for and shall pay, either to the Vendor at the Closing Time or directly to the appropriate Governmental Authority, as required, all land transfer taxes, sales taxes (whether imposed by Canada, a province or local taxing authority therein) and all other Taxes or other like charges properly payable upon and in connection with the transfer of the Purchased Assets to the Purchaser, including, but not limited to GST and provincial sales taxes but excluding any income taxes payable by the Vendor as a result of the completion of the transactions herein contemplated. The Vendor and Purchaser shall make a joint election pursuant to the provisions of Subsection 167(1) of the GST Legislation, and any similar Tax Legislation, in prescribed form and including the prescribed information, with respect to the purchase and sale of the Purchased Assets pursuant to the provisions of this Agreement. The Purchaser shall file the joint election not later than the day on or before which the return is required to be filed by the Purchaser under the GST Legislation and any similar Tax Legislation for the Purchaser’s reporting period in which the sale was made, in compliance with the requirements of the GST Legislation and any similar Tax Legislation.

3.6.2                        Accounts Receivable Election

Purchaser and Vendor shall jointly elect pursuant to Section 22 of the Income Tax Act and the corresponding provisions of any other Tax Legislation, in prescribed form containing the prescribed information and within the time period specified for the purposes of the prescribed form, with respect to the purchase and sale of all Accounts Receivable included in the Purchased Assets and Vendor and Purchaser shall prepare and execute the prescribed form and deliver it at or before the Closing Time for execution by Purchaser and Vendor, and Purchaser shall file such form within the prescribed time period.

3.7                            Preparation of Closing Balance Sheet

3.7.1                        Initial Preparation

Promptly after the Closing Time, the Purchaser shall prepare, at its expense and in accordance with GAAP, consistently applied, a balance sheet of the Business on the Closing Date and a calculation of the Adjusted Net Asset Value which shall be calculated in accordance with Exhibit B of the Disclosure Letter hereof. Any bonus, retention bonus, severance or similar benefit payable to Employees shall be accrued as a liability on the Closing Balance Sheet. A draft of the Closing Balance Sheet and a draft calculation of the Adjusted Net Asset Value shall be delivered to the Vendor no later than 30 Business Days following the Closing Date. The Closing Balance Sheet shall be prepared in the English language in accordance with GAAP, consistently applied with the Annual Financial Statements for the fiscal year ended on December 31, 2004, except as specifically provided for in Exhibit B of the Disclosure Letter. The Purchaser shall permit representatives of the Vendor to be present at the inventory count used in the preparation of the draft Closing Balance Sheet and if requested shall provide such representatives promptly with copies of all working papers created in connection with such inventory count. If the Vendor does not give a notice of disagreement in accordance with Subsection 3.7.2, the

Vendor shall be deemed to have accepted the draft Closing Balance Sheet and draft calculation of the Adjusted Net Asset Value prepared by the Purchaser which shall be final and binding on the Parties and the draft calculation of the Adjusted Net Asset Value shall constitute the Adjusted Net Asset Value for purposes of this Agreement immediately following the expiry date for the giving of such notice of disagreement.

3.7.2                        Dispute Settlement

If the Vendor disagrees with any item in the draft Closing Balance Sheet or the draft calculation of the Adjusted Net Asset Value prepared pursuant to Section 3.7.1, it shall give notice to the Purchaser of such disagreement no later than 10 Business Days after delivery of the draft Closing Balance Sheet. Any notice of disagreement given by the Vendor shall set forth in detail the particulars of such disagreement. The Parties shall then use reasonable commercial efforts to resolve such disagreement for a period of 15 Business Days following the giving of such notice. If the disagreement is not resolved in its entirety by the end of such 15 Business day period, then such disagreement, or that part of the disagreement that remains unresolved, shall be submitted by the Parties to an accounting firm of recognized national standing in Canada, which is independent of the Parties or, in the absence of agreement, to Deloitte & Touche LLP, Chartered Accountants (the “Independent Accountant”). The Independent Accountant shall, as promptly as practicable (but in any event within 20 Business Days following its appointment), make a determination with respect to the disagreements identified by the Vendor that have not been resolved by the Parties in accordance with this Section 3.7.2 and based solely on written submissions submitted by the Parties to the Independent Accountant. Immediately following the decision of the Independent Accountant as to such unresolved disagreements, the draft Closing Balance Sheet and the calculation of the draft Adjusted Net Asset Value shall be deemed to reflect, (i) if applicable, the matters resolved by the Parties, and (ii) the decision of the Independent Accountant, and shall respectively become the final and binding Closing Balance Sheet and Adjusted Net Asset Value for the purpose of this Agreement. For greater certainty, the Independent Accountant’s decision shall be final and binding upon the Parties and shall not be subject to appeal. The Purchaser and the Vendor shall each pay one-half of the fees and expenses of the Independent Accountant with respect to the resolution of the dispute.

3.8                            Adjustment Payment

On the Adjustment Date (a) the Purchaser shall pay to the Vendor the amount, if any, by which the Adjusted Net Asset Value exceeds the Estimated Amount or (b) the Vendor shall pay to the Purchaser the amount, if any, by which the Estimated Amount exceeds the Adjusted Net Asset Value (in each case, the “Adjustment Payment”), in either case by certified cheque, bank draft or wire transfer of immediately available funds to an account designated in writing by the Purchaser or the Vendor, as the case may be. Notwithstanding anything contained in this Agreement, the Parties hereby agree that the matters submitted to the Independent Accountants in accordance with Section 3.7.2 shall be limited to the items in dispute, and that the portion of the Adjustment Payment which is not affected by the outcome of the final determination contemplated by Section 3.7.2 shall be paid within 15 Business Days following the delivery of the draft Closing Balance Sheet by the Purchaser to the Vendor.

3.9                            Accounts Receivable

Purchaser shall after the Closing Date use its reasonable commercial efforts to collect all Accounts Receivable existing as at the Closing Date and reflected on the Closing Balance Sheet. Any amounts collected by the Purchaser from any debtor of Accounts Receivable shall be imputed firstly to the invoices or amounts identified by the debtor when making the payment, and secondly, where amounts paid do not identify the invoices being paid, to the oldest Accounts Receivable from such debtor; provided that if a payment of any of the Accounts Receivable is contested, in whole or in part, by the debtor thereof, then any amounts collected by the Purchaser from such debtor shall be imputed to the next oldest uncontested Accounts Receivable from such debtor. Purchaser shall have no obligation to retain a collection agency or institute suit to collect any Accounts Receivable. Purchaser shall have no further duty to use its reasonable commercial efforts to collect any Accounts Receivable that remain uncollected on the 180th day after the Closing Date. If, on the 180th day after the Closing Date, the amount of Accounts Receivable collected by Purchaser is less than the Net Receivables (the “AR Shortfall”), Vendor shall immediately pay to Purchaser an amount equal to the sum of (a) for any AR Shortfall up to $500,000, Vendor shall pay 50% of that portion of the shortfall; (b) for any AR Shortfall in excess of $500,000 and up to $1,000,000, Vendor shall pay 75% of that portion of the shortfall; and (c) for any AR Shortfall in excess of $1,000,000, Vendor shall pay 100% of that portion of the shortfall.

3.10                         Aged Inventory

On the Closing Date or on the day following the Closing Date, the Vendor shall provide the Purchaser with a list of the Aged Inventory existing as at the Closing Date. With respect to any Aged Inventory sold by Purchaser in the twelve (12) months following the Closing Date, Purchaser undertakes to use its reasonable commercial efforts to sell and maximize the price of the Aged Inventory and shall pay (the “Aged Inventory Amount”) to Vendor an amount equal to the sum of (a) for the amount of Net Sales from Aged Inventory up to $1,000,000, an amount equal to 80% of such Net Sales minus the net book value of such inventory; (b) for the amount of Net Sales from Aged Inventory in excess of $1,000,000 up to $2,000,000, an amount equal to 75% of such Net Sales minus the net book value of such inventory; and (c) for the amount of Net Sales from Aged Inventory in excess of $2,000,000, an amount equal to 70% of such Net Sales minus the net book value of such inventory. For the purposes of the foregoing calculation, the net book value of such inventory shall be calculated in accordance with the definition of Aged Inventory Net Book Value. The Aged Inventory Amount shall be calculated in respect of each of the four quarters following the Closing Date and be paid by Purchaser to Vendor within 45 Business Days of the end of the relevant quarter and shall be accompanied by a statement setting forth the amount of the Aged Inventory sold during such quarter and the calculation of the Aged Inventory Amount. During such twelve (12) month period following the Closing Date, the Purchaser shall permit the Vendor and the Vendor’s advisors, without undue interference to the ordinary conduct of the Business and upon reasonable notice, to inspect the Aged Inventory and shall furnish to the Vendor and the Vendor’s advisors such reports and financial and operating data and other information with respect to the Aged Inventory as the Vendor shall from time to time reasonably request. Upon expiration of the twelve (12) month period following the Closing Date, the Purchaser agrees that the Vendor shall have the right at its cost and expense (including without limitation promptly reimbursing the Purchaser for any and all picking costs incurred by the Purchaser) to pick up from the Purchaser any remaining unsold Aged Inventory; provided, however, that the Vendor shall not be permitted to sell any of such remaining Aged Inventory in North America, other than through normal marketing channels, without first obtaining Purchaser’s prior written consent which consent shall not be unreasonably withheld.

3.11                         Pension Adjustment and Allocated Surplus

Within seven (7) Business Days from the date on which the determination of the amount of the Pension Adjustment or, as the case may be, the Allocated Surplus, becomes final and binding upon the Parties (the “Pension Adjustment Payment Date”), (a) the Vendor shall pay to Purchaser the amount of the Pension Adjustment, and the Purchase Price shall be deemed to have been reduced by such an amount, or (b) the Purchaser shall pay to the Vendor the amount of the Allocated Surplus, and the Purchase Price shall be deemed to have been increased by such amount, in either case by bank draft, certified cheque or wire transfer of immediately available funds to an account designated in writing by the Purchaser, or, as the case may be, by the Vendor. No interest shall be payable on the amount of the Pension Adjustment or of the Allocated Surplus if such payment is made on or prior to the Pension Adjustment Payment Date.

3.12                         Pension Fund Valuation

(a)           Forthwith after the execution of this Agreement, Vendor shall retain the Vendor’s Actuaries for the purpose of determining the amount (the “September 30 Amount”) of the surplus or deficit of the Pension Plan for accounting purposes calculated in accordance with Chapter 3461 of the Handbook of the Canadian Institute of Chartered Accountants (the “CICA Standards”) as of September 30, 2005. The discount rate used to determine the September 30 Amount shall be the discount rate that represents the upper limit of the discount rate range determined by the Vendor’s Actuaries as of September 30, 2005 (the “September 30 Rate”). The Vendor’s Actuaries shall be instructed to conduct an actuarial valuation for the purpose of determining the September 30 Amount which shall consist of a valuation of the Pension Plan’s assets and liabilities as of September 30, 2005. Such actuarial valuation shall use and rely upon the same methods as those found in the Vendor’s pension cost and disclosure information for the Pension Plan that was prepared for the Vendor’s most recent annual audited financial statements.

(b)           No later than on a date agreed to in writing by Vendor and Purchaser which shall be at least thirty (30) days prior to the Closing Date, or as otherwise agreed to in writing by Vendor and Purchaser (the “Reference Date”), Vendor shall retain the Vendor’s Actuaries for the purpose of determining the amount (the “Reference Date Amount”) of the surplus or deficit of the Pension Plan for accounting purposes calculated in accordance with the CICA Standards as of the Reference Date. The discount rate used to determine the Reference Date Amount shall be the discount rate that represents the upper limit of the discount rate range determined by the Vendor’s Actuaries as of the Reference Date except that if such discount rate is 5.25% or lower, then such rate shall be increased by 0.25% (the “Rate Increase”) (such discount rate, as it may be increased by the Rate Increase, shall be referred to as the “Reference Date Rate”). The Vendor’s Actuaries shall be instructed to conduct an actuarial update for the purpose of determining the Reference Date Amount using and relying upon all of the assumptions, methods and data that were used and relied upon for determining the September 30 Amount and use the same valuations except that (x) the Reference Date Rate will be used instead of the September 30 Rate, and (y) the value of the Pension Plan’s assets and liabilities (as described in the summary of the rollover methodology set forth on Exhibit J of the Disclosure Letter) established as of September 30, 2005 will be rolled forward to the Reference Date. If the Reference Date Amount is a deficit, then the Parties will notionally allocate the Reference Date Amount between Purchaser and Vendor by applying the following formula: (a) the first $1,100,000 of the Reference Date Amount will be allocated to Vendor, (b) the amount of the Reference Date Amount in excess of $1,100,000 will be allocated 50%-50% between Vendor and Purchaser, except that the maximum amount allocable to the Purchaser shall be $1.5 million and Vendor’s allocation shall be unlimited. If the portion of the Reference Date Amount allocated to Vendor pursuant to the foregoing calculation is in excess of $3.8 million, then Vendor will have, in its discretion, five (5) days (and no more) from the date on which the Reference Date Amount has been finally determined to notify Purchaser in writing that it wishes to terminate this Agreement in accordance with the terms of Article 7 hereof.

(c)           Forthwith after the Closing Date, Purchaser shall retain the Vendor’s Actuaries for the purpose of determining the amount (the “Closing Date Amount”) of the surplus or deficit of the Pension Plan for accounting purposes calculated in accordance with the CICA Standards as of the Closing Date. The discount rate used to determine the Closing Date Amount shall be the discount rate that represents the upper limit of the discount rate range determined by the Vendor’s Actuaries as of the Closing Date except that if such discount rate is 5.25% or lower, then such rate shall be increased by the Rate Increase (such discount rate, as it may be increased by the Rate Increase, shall be referred to as the “Closing Date Rate”). The Vendor’s Actuaries shall be instructed to conduct an actuarial update for the purpose of determining the Closing Date Amount using and relying upon all of the assumptions, methods and data that were used and relied upon for determining the September 30 Amount and use the same valuations except that (x) the Closing Date Rate will be used instead of the September 30 Rate, and (y) the value of the Pension Plan’s assets and liabilities (as described in the summary of the rollover methodology as set forth in Exhibit J of the Disclosure Letter) established as of September 30, 2005 will be rolled forward as of the Closing Date. If the Closing Date Amount is a deficit, then the Parties will notionally allocate the Closing Date Amount between Purchaser and Vendor by applying the following formula: (a) the first $1,100,000 of the Closing

Date Amount will be allocated to Vendor, (b) the amount of the Closing Date Amount in excess of $1,100,000 will be allocated 50%-50% between Vendor and Purchaser, except that the maximum amount allocable to the Purchaser shall be $1.5 million and Vendor’s allocation shall be unlimited. The amount notionally allocated to Vendor in accordance with the foregoing shall be referred to as the “Preliminary Pension Adjustment”. The amount notionally allocated to Purchaser in accordance with the foregoing shall be referred to as the “Preliminary Purchaser Allocation”. For greater certainty, the Parties acknowledge that the Preliminary Purchaser Allocation includes the amount attributable to the Rate Increase, if applicable. If the Closing Date Amount as calculated without the Rate Increase, if any, is a surplus, then such surplus (i.e. the surplus calculated without the Rate Increase) will be allocated 50%-50% between Vendor and Purchaser, except that the maximum amount allocable to the Purchaser shall be $1.5 million and Vendor’s allocation shall be unlimited. The Purchase Price shall be increased by the surplus amount allocated to the Vendor (the “Allocated Surplus”) calculated in accordance with the foregoing.

(d)           If the Closing Date Amount is a deficit, forthwith after June 30, 2006, Purchaser shall retain the Vendor’s Actuaries for the purpose of (i) determining the applicable discount rate that would be used to determine the amount (the “June 30 Amount”) of the surplus or deficit of the Pension Plan for accounting purposes if such surplus or deficit had to be calculated as of June 30, 2006, and (ii) if applicable, determining the amount of the June 30 Amount. The discount rate (the “June 30 Rate”) that would be used to determine the June 30 Amount would be the discount rate that represents the upper limit of the discount rate range determined by the Vendor’s Actuaries as of June 30, 2006.

If the June 30 Rate is equal to or less than the Closing Date Rate, then the Pension Adjustment shall be deemed to be equal to the Preliminary Pension Adjustment and the Vendor’s Actuaries shall not calculate the June 30 Amount. For greater certainty, the June 30 Rate shall not be increased by the Rate Increase.

If the June 30 Rate is higher than the Closing Date Rate, then the Pension Adjustment shall be determined in accordance with the provisions that follow:

(i)            the Vendor’s Actuaries shall be instructed to determine the June 30 Amount using and relying upon all of the assumptions, methods and data that were used and relied upon for determining the Closing Date Amount so that the sole difference between the determination of the June 30 Amount and the Closing Date Amount shall be the use of a different discount rate. For greater certainty, it is acknowledged by the Parties that the valuation of the

Pension Plan’s assets and liabilities will not be rolled forward to June 30, 2006. The difference between the Closing Date Amount and the June 30 Amount shall be referred to as the “Deficit Reduction”;

(ii)           the amount of the Deficit Reduction, up to an amount equal to two times the Preliminary Purchaser Allocation, shall be notionally allocated 50% to the Vendor (the “June Vendor Reduction”) and 50% to the Purchaser (the “June Purchaser Reduction”). Any amount of the Deficit Reduction in excess of the sum of the June Vendor Reduction and the June Purchaser Reduction shall be allocated 100% to the Vendor, subject to an aggregate maximum allocation to Vendor equal to the Preliminary Pension Adjustment. The aggregate amount allocated to Vendor in accordance with the foregoing shall be referred to as the “Pension Adjustment Reduction”; and

(iii)          the amount of the Pension Adjustment shall be equal to the difference between the Preliminary Pension Adjustment and, if any, the Pension Adjustment Reduction. Notwithstanding any other provision of this Agreement, the calculation of the Pension Adjustment shall never result in an increase of the Purchase Price, and the amount of the Pension Adjustment cannot exceed the Preliminary Pension Adjustment.

(e)           Vendor and Purchaser shall cause the Vendor’s Actuaries to use their best efforts to deliver their written reports with respect to the determinations for which they are retained pursuant to this Section 3.12 to the Parties as soon as possible. The fees and expenses of the Vendor’s Actuaries shall be borne (i) by the Vendor with respect to the work that such actuaries perform pursuant to Sections 3.12(a), 3.12(b) and
3.12(d), and (ii) by the Purchaser with respect to the work that such actuaries perform pursuant to
Section 3.12(c). If Purchaser disagrees with any of the determinations made by the Vendor’s Actuaries (including any assumptions, methods or data used or relied upon by the Vendor’s Actuaries for the purpose of calculating the surplus or deficit of the Pension Fund), then Purchaser shall send a written notice to Vendor indicating with reasonable details the reason(s) for the disagreement within five (5) days of the date on which the applicable Vendor’s Actuaries written report was delivered to Purchaser, failing which such determination shall be final and binding on the Parties upon the expiration of such date. If the matter cannot be resolved by Purchaser and Vendor within five (5) days of the date on which the aforesaid notice was sent by Purchaser, then either Purchaser or Vendor shall be entitled to refer the matter(s) in dispute to Watson Wyatt (provided that there is no conflict) (the “Third Party Actuaries”) who shall make a determination as soon as reasonably practicable in respect of such dispute and, where applicable, revise the amount of the surplus or deficit of the Pension Plan. The Third Party Actuaries’ determination shall be final and binding on the Parties. The fees and expenses of the Third Party Actuaries incurred in connection with the foregoing shall be borne equally between Purchaser and Vendor.

3.13                         Interest

In the event that a Party fails to make a payment pursuant to Article 3 by the due date of such payment, then the unpaid balance of such payment shall bear interest at a rate per annum equal to the Prime Rate plus 3%, calculated and payable monthly, both before and after judgment, with interest on overdue interest at the same rate, from said due date until the unpaid balance and the accrued interest thereon is paid in full.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.1                            Representations and Warranties of Vendor and Cascades

The Vendor and where applicable, Cascades does not give or assume any guarantees, warranties, representations or undertakings other than those expressly contained in this Agreement or in any of the applicable Ancillary Agreements. For the avoidance of doubt, other guarantees, representations, warranties or undertakings of the Vendor are hereby explicitly excluded. Subject to any limitations contained in this Agreement, or in any of the Ancillary Agreements, the Vendor and where applicable, Cascades hereby represents and warrants to the Purchaser that the Vendor’s and where applicable, Cascades’ representations and warranties set forth below are true and correct, unless expressly specified otherwise. The Vendor’s and where applicable, Cascades representations and warranties set forth below are subject to any and all modifications, exceptions and/or qualifications set forth in the Disclosure Letter and/or elsewhere in this Agreement, or in any of the Ancillary Agreements.

4.1.1                        Incorporation and Status of Vendor and Cascades

Each of the Vendor and Cascades is a corporation duly incorporated, organized and subsisting under the laws of Canada and has the corporate power, authority and capacity to execute and deliver this Agreement, to sell, assign and transfer the Purchased Assets to the Purchaser as herein contemplated and to perform its other obligations hereunder and will have the corporate power, authority and capacity to execute and deliver the applicable Ancillary Agreements. No proceedings have been taken or authorized by the Vendor or Cascades or by any other person with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of the Vendor or Cascades or with respect to any amalgamation, merger, consolidation, arrangement or reorganization of, or relating to, the Vendor or Cascades nor, to the knowledge of the Vendor or Cascades, have any such proceedings been threatened by any other person.

4.1.2                     Due Authorization by Vendor and Cascades

The execution and delivery of this Agreement and each of the Ancillary Agreements to which each of the Vendor and Cascades is a Party when executed and delivered and the completion of the transactions herein and therein contemplated have been duly and validly authorized by all necessary corporate action on behalf of the Vendor and Cascades, as applicable, and this Agreement has been duly and validly executed and delivered by the Vendor and Cascades and is a valid and binding obligation of the Vendor and Cascades enforceable against the Vendor and Cascades in accordance with its terms and each of the Ancillary Agreements to which they are a Party will be duly and validly executed and delivered by the Vendor and Cascades, as applicable, and will be valid and binding obligations of the Vendor and Cascades, as applicable, enforceable against the Vendor and Cascades, as applicable, in accordance with their terms. There is no Legal Proceeding in progress, pending or, to the knowledge of the Vendor, threatened, against or affecting the Vendor or affecting the title of the Vendor to any of the Purchased Assets before any Tribunal which affects adversely or might reasonably be expected to affect adversely the ability of the Vendor and Cascades to enter into this Agreement or the Ancillary Agreements or to perform its obligations hereunder or thereunder other than as set out in the Disclosure Letter.

4.1.3                        Title to Purchased Assets

Except as disclosed in Section 4.1.3 of the Disclosure Letter, the Vendor is the legal and beneficial owner of all of the Purchased Assets with good and marketable title thereto, free and clear of all Encumbrances other than Permitted Encumbrances and has the exclusive right to possess and dispose of the Purchased Assets. No person has, or has any right capable of becoming, any agreement, option, understanding or commitment for the purchase or other acquisition from the Vendor of the Business or any of the Purchased Assets, other than pursuant to purchase orders accepted by the Vendor in the ordinary course of the Business. No other person owns any property and assets which are being used in the Business except for the Leases and the Equipment Leases.

4.1.4                        Conflicting Instruments

Except as disclosed in Section 4.1.4 of the Disclosure Letter, none of the entering into of this Agreement by the Parties, nor the entering into of any agreement or other instrument contemplated hereby nor the completion of the transactions herein contemplated nor the performance by the Vendor of its obligations hereunder will:  (a) materially conflict with, or result in the breach or violation of or default under, or cause the acceleration of any obligations of the Vendor under, any of the terms and provisions of (i) to the knowledge of Vendor, any Law, (ii) the Articles of the Vendor or its by-laws or any resolution of the directors or shareholders of the Vendor; or (iii) any Material Contract, or of any Licence or Order held by the Vendor in respect of the Business or otherwise affecting the Business, (b) relieve any other party to any Material Contract of that party’s obligations thereunder or enable it to terminate its obligations thereunder, (c) cause the Vendor or the Purchaser to lose any Material rights under any Contract or any right to a government grant or tax credit or refund or (d) result in the creation of any Encumbrance on any of the Purchased Assets.

4.1.5                        Employees

(a)           [              ]

[              ]

(b)           Except as disclosed in Section 4.1.5 of the Disclosure Letter, the Vendor is not a party to or bound by or subject to any Collective Agreement relating to the Employees, has not made any commitment to, or conducted any negotiation or discussion with, any labour union or employee association with respect to any future agreement or arrangement, is not required to recognize any labour union or employee association representing its employees or any agent having bargaining rights for its employees and, to the knowledge of the Vendor, there is no current attempt to organize, certify or establish any labour union or employee association with respect to Employees nor has there been any attempt to do so during the period of one year preceding the date hereof.

(c)           Except as set forth in Section 4.1.5 of the Disclosure Letter, there has not been, for a period of twelve (12) consecutive months preceding the date hereof, nor is there existent or, to the knowledge of the Vendor, threatened any strike, slowdown, picketing or work stoppage with respect to the Employees of the Business. Except as set forth in Section 4.1.5 of the Disclosure Letter, Vendor has not engaged in any unfair labour practice with respect to the Business;

(d)           Except as set forth in Section 4.1.5 of the Disclosure Letter, to the knowledge of the Vendor, no managerial Employee and no group of Employees of the Business has or have any plans to terminate his, her or its employment.

(e)           No employees other than the Employees are employed by the Vendor in connection with the Business.

(f)            Except as set forth in Section 4.1.5 of the Disclosure Letter, no Employee or former employee of the Business will become entitled to any bonus, retirement, severance, job security or similar benefit or any enhanced benefit solely as a result of the consummation of the transactions contemplated herein.

(g)           All amounts due and owing or accrued due but not yet owing for all salary, wages, bonuses, commissions, vacation with pay, pension benefits or other employee benefits in connection with the Employees have been paid or if accrued are reflected in the Books and Records.

4.1.6                         Employee Benefit Plans

(i)            Schedule 4.1.6 of the Disclosure Letter includes copies of all Employee Benefit Plans, together with all related documentation including, without limitation, funding and investment management agreements, summary plan descriptions, the most recent actuarial reports, financial statements and asset statements, all Material opinions and memoranda (whether externally or internally prepared) and all Material correspondence with all regulatory authorities or other relevant persons. No changes, except for changes resulting from the administration of, or as a result of the application of, the Employee Benefit Plans or as a result of the application of a Law, have occurred or are expected to occur which would materially affect the information contained in the actuarial reports, financial statements or asset statements required to be provided to the Purchaser pursuant to this provision.

(ii)           All of the Employee Benefit Plans are and have been established, registered, qualified, invested and administered, in all respects, in accordance with their terms and all Laws, including all Tax Laws where same is required for preferential tax treatment. To the knowledge of Vendor, no fact or circumstance exists that could adversely affect the preferential tax treatment ordinarily accorded to any such Employee Benefit Plan.

(iii)          All obligations regarding the Employee Benefit Plans have been satisfied, there are no outstanding defaults or violations by any party to any Employee Benefit Plan and no Taxes, penalties, or fees are owing or exigible under or in respect of any of the Employee Benefit Plans.

(iv)          All contributions or premiums required to be paid by Vendor under the terms of each Employee Benefit Plan or by Laws have been made in a timely fashion in accordance with Laws and the terms of the Employee Benefit Plans. Vendor has no liability (other than liabilities accruing after the Closing Date) with respect to any of the Employee Benefit Plans. Contributions or premiums for the period up to the Closing Date have been paid by Vendor even though not otherwise required to be paid until a later date.

(v)           Since December 31, 2004, no commitments to improve or otherwise amend any Employee Benefit Plan have been made except as required by Laws.

(vi)          Except as set forth in Schedule 4.1.6 of the Disclosure Letter, there are no funded plans.

(vii)         No insurance policy or any other agreement affecting any Employee Benefit Plan requires or permits a retroactive increase in contributions, premiums or other payments due thereunder. The level of insurance reserves under each insured Employee Benefit Plan is reasonable and sufficient to provide for all incurred but unreported claims.

(viii)        Except as disclosed in Section 4.1.6 of the Disclosure Letter, none of the Employee Benefit Plans provide post-employment benefits or benefits to retired employees or to the beneficiaries or dependants of retired employees.

(ix)          No Employee Benefit Plan exists that could result in (i) the payment to any person of any money, benefits or other property, (ii) accelerated or increased funding requirements for any Employee Benefit Plan or (iii) the acceleration or provision of any other increased rights or benefits to any person as a result of the transactions contemplated by this Agreement.

4.1.7                         Real Property

Other than the Leases and except as disclosed in Section 4.1.7 of the Disclosure Letter, the Vendor does not own or have any interest in, nor is the Vendor a party to or bound by or subject to any agreement, contract, commitment or option, respecting any real or immoveable property relating to the Business. Section 4.1.7 of the Disclosure Letter specifies the following with respect to each separate parcel of Real Property: the municipal address, a brief legal description, the public highway on which it fronts, its approximate dimensions and size, a brief description of buildings and structures thereon, a brief description of any easements or restrictive covenants benefiting or burdening the parcel. The “certificat de localisation” to be prepared by a Québec land surveyor on the Real Property shall not disclose any Encumbrance, defect, irregularity or problem, save for Permitted Encumbrances, any minor discrepancy between the title deeds, the cadastre and/or the measurements and any other defect, irregularity or problem (whether or not registered) which does not materially interfere with the occupation, use or enjoyment of the Real Property. The Vendor is the owner of the Real Property with good and marketable title thereto and the Real Property is free of any Encumbrance except Permitted Encumbrances. No part of the Real Property is in an agricultural zone pursuant to Quebec Law.

4.1.8                        Status of Real Property

Except as disclosed in Section 4.1.8 of the Disclosure Letter, there are no agreements, options, contracts or commitments to sell, transfer or dispose of the Real Property or any interest therein or which would restrict the ability of the Vendor to transfer the Real Property, and no person has any right to occupy or use the Real Property or any part thereof other than the Vendor. To the Vendor’s knowledge, the Vendor has received no notice from any Governmental Authority to the effect that the Real Property does not comply with applicable Laws.

4.1.9                        Personal Property

Except as disclosed in Section 4.1.9 of the Disclosure Letter and property subject to an Equipment Lease, the Vendor is the owner of all personal and movable property used in the Business with good and marketable title thereto free of any Encumbrance other than Permitted Encumbrances.

4.1.10                      Contracts

The Vendor is not a party to or bound by or subject to any Contract, written or oral, of any nature or kind relating to the Business except for:

(a)           the Leases, all of which are listed in Section 4.1.10 of the Disclosure Letter;

(b)           the Equipment Leases, all of which are listed in Section 4.1.10 of the Disclosure Letter;

(c)           service contracts;

(d)           agreements and arrangements with respect to Employees, Employee Benefit Plans and persons receiving compensation for work or services provided to the Vendor set forth and described in Section 4.1.5 of the Disclosure Letter;

(e)           supplier and customer contracts;

(f)            Permitted Encumbrances set forth and described in Schedule 1.1D of the Disclosure Letter; and

(g)           the other Contracts listed or identified in Section 4.1.10 of the Disclosure Letter.

4.1.11                      No Breach of Material Contracts

The Vendor has performed all Material obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in default of, any Material Contract to which it is a party. Each of the Material Contracts is in full force and effect and there exists no actual or alleged default or event of default or event, occurrence, condition or act (including the purchase of the Purchased Assets and the other transactions contemplated herein) which, with the giving of notice, the lapse of time, or both, or the happening of any other event or condition, would become a Material default or event of default under any Material Contract. True, correct and complete copies of all Material Contracts have been delivered to Purchaser.

4.1.12                       Legal Proceedings

Except as set forth and described in Section 4.1.12 of the Disclosure Letter, there is no Legal Proceeding (whether or not purportedly on behalf of the Vendor) in progress, pending or, to the Vendor’s knowledge, threatened against or affecting the Business or the Purchased Assets before any Tribunal.

4.1.13                      Accounts Receivable

Except as disclosed in Section 4.1.13 of the Disclosure Letter or in Exhibit B of the Disclosure Letter, the Accounts Receivable, less the Reserve, have been calculated in accordance with GAAP, consistently applied.

4.1.14                      Annual Financial Statements

The Annual Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with those of previous fiscal years and each fairly, accurately and completely discloses in all Material respects (i) the assets, liabilities and obligations (whether accrued, contingent, absolute or otherwise), income, losses, retained earnings, reserves and financial position of the Business, (ii) the results of operations of the Business and (iii) the changes in the financial position of the Business, all as at the dates and for the periods therein specified. None of the Purchased Assets have been revalued upward at any time since December 31, 2004.

True, correct and complete copies of the Annual Financial Statements are attached as Schedule 1.1B to the Disclosure Letter.

The confidential information memorandum, including any supplement or modification thereto, prepared in connection with the sale of the Business, the documents made available in the data room set up by Vendor in connection with the sale of the Business and the documents remitted to Purchaser’s representatives in connection with Vendor’s management presentations regarding the sale of the Business (collectively, the “Disclosure Documents”), are true and accurate in all material respects, and do not omit to state any fact necessary in order to make the statements, financial information and other information therein not misleading. The Parties agree that the representation and warranty contained in this paragraph: (i) shall not extend to any forward-looking statements contained in the Disclosure Documents, (ii) does not extend to any verbal information provided to the Purchaser or its representatives by the Vendor or its representatives, and (iii) with respect to any Disclosure Document, the representation and warranty is made as of the date that such Disclosure Document was delivered to the Purchaser or its representative.

4.1.15                      Condition and Sufficiency of Tangible Assets

The tangible assets owned or leased by the Vendor are adequate and suitable for the uses to which they are being put. The tangible assets owned or leased by the Vendor (other than the AS Assets) constitute all of the tangible assets used or held for use in connection with the Business as currently conducted and constitute all of the tangible assets necessary to conduct such Business.

4.1.16                      Inventories

Except as disclosed in Section 4.1.16 of the Disclosure Letter or in Exhibit B of the Disclosure Letter, the inventories of the Business (other than inventories which have been written down in the Annual Financial Statements as at December 31, 2004) have been valued in the Annual Financial Statements as at December 31, 2004 at the lower of average cost or net realizable value in accordance with GAAP, consistently applied.

4.1.17                      Customers and Suppliers

Section 4.1.17 of the Disclosure Letter contains a list of the top 100 customers of the Business (determined on the basis of revenues) for each of the last two fiscal years of the Vendor and the top 20 suppliers of the Business (determined on the basis of sales less gross profit) for each of the last two fiscal years of the Vendor. Since December 31, 2004, except as disclosed in Section 4.1.17 of the Disclosure Letter, none of such customers or suppliers has ceased to do business with the Business other than as a result of ordinary course of business. To Vendor’s knowledge, no customer or supplier is in financial distress or threatened with bankruptcy or insolvency. To Vendor’s knowledge, none of the Vendor’s suppliers or top 50 customers have advised the Vendor of their intention to terminate their business relationship with the Vendor.

4.1.18                      Licences and Compliance with Laws

The Vendor possesses all Material Licences necessary to carry on the Business, all of which are listed in Section 4.1.18 of the Disclosure Letter and has conducted and, except for the Bureau Investigation, is conducting the Business in Material compliance with all applicable Laws and, to the Vendor’s knowledge, is not in Material breach of any provision of applicable Laws.

4.1.19                      Environmental Matters

Except as set forth in the reports and documents contained in Section 4.1.19 of the Disclosure Letter therein

(a)           the Vendor operates the Business and each one of the Subject Properties are, and, to the Vendor’s knowledge, at all times have been, in Material compliance with all Environmental Laws and, to the knowledge of the Vendor, there are no facts that could reasonably be expected to give rise to a notice of Material non-compliance by the Vendor with any Environmental Law;

(b)           to the knowledge of Vendor, there are no Hazardous Materials located in, on, at or under any of the Subject Properties contrary to Environmental Laws;

(c)           the Vendor has not been required by any Governmental Entity to (A) alter any of the Subject Properties in a Material way in order to be in compliance with Environmental Laws, (B) file any notice with any Governmental Authority relating to any potential or actual contaminated Subject Property or (C) perform any environmental closure, decommissioning, rehabilitation, restoration or post-remedial investigation on, about or in connection with any Subject Property, nor, to the knowledge of Vendor, is there any fact or circumstance which could give rise to such a request by a Governmental Authority;

(d)           there are no pending or, to the knowledge of Vendors, threatened Claims or restrictions of any nature arising resulting from any Environmental Liabilities or under or pursuant to any Environmental Laws with respect to or affecting the Business or any of the Subject Properties;

(e)           to the knowledge of Vendor, none of the Subject Properties currently owned, leased or used by the Vendor or over which it has or had charge, management or control has ever had asbestos, asbestos-containing materials, PCBs, lead, radioactive substances or aboveground or underground storage systems, active or abandoned, located on, at or under them; and

(f)            the Vendor has not received or does not have any basis to expect receipt of (and, to the knowledge of Vendor, no person for whose conduct the Vendor is or may be held responsible has received or has a basis to expect receipt of) any written directive, inquiry, notice, order, warning or other communication from any Governmental Authority or other persons that relates to any Hazardous Substances or any alleged actual or potential violation or failure to comply with any Environmental Laws, or of any alleged actual or potential obligation to undertake or bear the cost of any Environmental Liabilities.

Section 4.1.19 of the Disclosure Letter lists all reports and documents relating to the environmental matters affecting the Business or any Subject Property which are in the possession or under the control of the Vendor. Copies of all such reports and documents have been provided to Purchaser. To the knowledge of Vendor, there are no other reports or documents relating to environmental matters affecting the Business or any Subject Property which have not been made available to Purchaser whether by reason of confidentiality restrictions or otherwise.

4.1.20                      Conduct of Business in Ordinary Course

Except as disclosed in Section 4.1.20 of the Disclosure Letter, since December 31, 2004, the Vendor has carried on the Business in the ordinary course and, without limiting the generality of the foregoing, the Vendor has taken the actions described in Section 5.1.3(a) and has not taken any of the actions described in paragraphs (iii), (vi), (vii), (viii), (x), (xii), (xiv) and (xv) of Subsection 5.1.3(b) or agreed or became bound to do any of such actions.

4.1.21                      Tax Matters

There are no outstanding liabilities for Taxes payable, collectible or remittable or that may become payable or due by the Vendor, whether assessed or not, which may result in an Encumbrance on or other claim against or seizure or sale of all or any part of the Purchased Assets or would otherwise adversely affect the Business or would result in the Purchaser becoming liable or responsible therefor. There are no actions, assessments, reassessments, suits, proceedings, investigations or Claims pending or threatened against the Vendor in respect of Taxes which may result in an Encumbrance on or other Claim against or seizure or sale of any of the Purchased Assets or liability or responsibility on the part of the Purchaser for Taxes payable, collectible or remittable by the Vendor. The Vendor has withheld from each payment (including taxable benefits) made by it to any person all Taxes and other deductions required to be withheld therefrom and has remitted the same to the proper Tax or other receiving authority within the time required under the applicable Laws.

4.1.22                      Residence of Vendor; GST Status

The Vendor is not a “non-resident” of Canada within the meaning of the Income Tax Act. The Vendor is registered for the purposes of the GST Legislation and the Act Respecting the Quebec Sales Tax and its registration numbers are 104607387RT and 1000055901, respectively. This Agreement provides for the sale to the Purchaser of all or part of a business that was established or carried on by the Vendor.

4.1.23                      Intellectual and Industrial Property

Section 4.1.23 of the Disclosure Letter sets forth and describes all of the Vendor’s Intellectual and Industrial Property forming part of the Purchased Assets and specifies, for each item, whether the Vendor’s Intellectual and Industrial Property (including all Intellectual Property Rights pertaining thereto) is owned by the Vendor or whether the Vendor’s Intellectual and Industrial Property is used by the Vendor under a licence agreement or arrangement from another person. To the knowledge of the Vendor, none of the Vendor’s Intellectual or Industrial Property is being infringed by third parties.

4.2                            Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Vendor as set out in this Section 4.2 and acknowledges that the Vendor is relying on such representations and warranties in connection with the transactions contemplated in this Agreement and the applicable Ancillary Agreements.

4.2.1                        Incorporation, Authority and Enforceability

The Purchaser is a corporation duly amalgamated and subsisting under the laws of Canada and has the corporate power and capacity to enter into this Agreement, to and will have the corporate power and capacity to enter into the applicable Ancillary Agreements, purchase the Purchased Assets from the Vendor as herein contemplated and to perform its other obligations hereunder and under the applicable Ancillary Agreements. The execution and delivery of this Agreement and the Ancillary Agreements and the completion of the transactions herein and therein contemplated have been duly and validly authorized by all necessary corporate action on behalf of the Purchaser and this Agreement has been duly and validly executed and delivered by the Purchaser and is a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms and the applicable Ancillary Agreements will be duly and validly executed and delivered by the Purchaser and will be valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their terms.

4.3                            Commission

Each Party represents and warrants to the other Party that such other Party will not be liable for any brokerage commission, finder’s fee or other similar payment in connection with the transactions contemplated hereby because of any action taken by, or agreement or understanding reached by, that Party. The Vendor will be responsible for payment of any fees charged by CIBC World Markets Inc.

4.4                            Survival of Representations and Warranties of the Vendor

The representations and warranties of the Vendor contained in this Agreement and in any Closing Document and in any agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Agreement or any Closing Document shall survive the Closing and, notwithstanding the Closing or any investigation made by or on behalf of the Purchaser with respect thereto, shall continue in full force and effect for the benefit of the Purchaser; provided, however, that no claim in respect thereof shall be valid unless it is made within the following time periods:

(a)           in the case of a claim in respect of the Vendor’s Core Representations and Warranties (and the corresponding representations and warranties set out in the Vendor’s Closing Certificate) and in the case of a claim in respect of a representation or warranty based on fraud, [              ]; and

(b)           in the case of a claim in respect of any other representation or warranty (and the corresponding representations and warranties set out in the Vendor’s Closing Certificate) within a period of [              ] from the Closing Date;

and any such claim as aforesaid shall be made in accordance with the provisions set forth in Article 8 and, upon the expiry of the relevant limitation period referred to in Subsections (a) and (b) of this Section 4.4, the Vendor shall have no further liability to the Purchaser with respect to the representations or warranties referred to in such clauses, respectively, except in respect of claims which have theretofore been made in accordance with the provisions set forth above.

4.5                            Survival of Representations and Warranties of the Purchaser

The representations and warranties of the Purchaser contained in this Agreement and in any Closing Document and in any agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Agreement or any Closing Document shall survive the Closing and, notwithstanding the Closing or any investigation made by or on behalf of the Vendor with respect thereto, shall continue in full force and effect for the benefit of the Vendor provided, however, that no claim in respect thereof shall be valid unless it is made within the following time periods:

(a)           in the case of a claim in respect of the Purchaser’s Core Representations and Warranties (and the corresponding representations and warranties set out in the Purchaser’s Closing Certificate), [              ];

(b)           in the case of a claim in respect of any other representation and warranty (and the corresponding representations and warranties set out in the Purchaser’s Closing Certificate), within a period of [              ] from the Closing Date;

and any such claim shall be made in accordance with the provisions set forth in Article 8 and, upon the expiry of the relevant limitation period referred to in Subsections (a) and (b) of this Section 4.5, the Purchaser shall have no further liability to the Vendor with respect to any of such representations or warranties, except with respect to claims which have been properly made in accordance with the provisions set forth above.

ARTICLE 5

OTHER COVENANTS OF THE PARTIES

5.1                            Covenants of the Vendor

The Vendor hereby covenants and agrees with the Purchaser as set out in this Section 5.1.

5.1.1                         Consents and Approvals

Commencing forthwith after the date hereof, the Vendor shall use all reasonable commercial efforts to obtain, at or prior to the Closing Time, all Consents and Regulatory Approvals, as well as the Competition Act Approval, provided that the foregoing shall not include, for greater certainty, the obligation to negotiate any remedy with the Commissioner.

5.1.2                        Consent Not Received by Closing Time

If a consent or approval of a third party required to permit the transfer or assignment to the Purchaser of the Vendor’s interest in any of the Contracts or the Licenses is not received on or before the Closing Time, and if, notwithstanding such non-receipt, the Vendor and the Purchaser proceed to complete the sale and the purchase of the Business and the Purchased Assets contemplated by this Agreement, the transfer or assignment of those Contracts and Licenses in respect of which the required consent has not been received on or before the Closing Time will not be effective in each case until the applicable consent or approval has been received and such Contract or Licenses will be held by the Vendor following the Closing Time in trust for the benefit and exclusive use of the Purchaser and the Vendor shall, to the extent permitted by Law, carry out and comply with the terms and provisions thereof for the

Purchaser’s exclusive benefit. The Vendor shall continue to use all reasonable commercial efforts to obtain the required consents and approvals and shall only make use of such Contracts and Licenses in accordance with the directions of the Purchaser that do not conflict with the terms of such Contracts or Licenses.

Following Closing, the Purchaser shall indemnify the Vendor against any Claim or Loss suffered by, imposed upon or asserted against the Vendor as a result of any action taken by the Purchaser pursuant to Contracts or Licenses that have not been assigned or transferred from the Vendor to the Purchaser.

5.1.3                        Conduct of the Business

(a)           During the Interim Period, the Vendor shall:

(i)            carry on the Business in the ordinary course (except as may be otherwise required or contemplated by the provisions of this Agreement) and in compliance with applicable Laws and perform its obligations under all Contracts (including Leases and Equipment Leases) including the payment of all Taxes due and payable;

(ii)           use reasonable commercial efforts to preserve the Business and the goodwill of suppliers, customers and others having business relations with the Vendor in connection with the Business and maintain in full force and effect all of the Vendor’s Intellectual and Industrial Property and all licence agreements or arrangements with respect thereto;

(iii)          use reasonable commercial efforts to retain the services of the present executives, Employees, consultants and advisors of or to the Business (except as may be otherwise required or contemplated by the provisions of this Agreement); and

(iv)          continue in full force and effect the insurance coverage on the Business and the Purchased Assets, take out such additional insurance as may be required in the ordinary course of the Business and give all notices and present all claims under all insurance policies in a due and timely fashion and promptly advise the Purchaser in writing of any such claims.

(b)           During the Interim Period, the Vendor shall not (except as may be otherwise required or contemplated by the provisions of this Agreement), without the prior written consent of the Purchaser:

(i)            become a party to or bound by or subject to any new agreement, contract or commitment with any Interested Person relating to the Business or amend or concur in the amendment of any such existing agreement, contract or commitment or make or authorize any payment to or for the benefit of any Interested Person other than such as is required or contemplated by an existing policy or practice as to periodic review of Employee Benefit Plans, or as otherwise required by applicable Laws;

(ii)           make any budgeted capital expenditure as of the date hereof relating to the Business in excess of $50,000 and which are in the ordinary course of Business or authorize any new capital expenditures relating to the Business in excess of $100,000 in the aggregate;

(iii)          become a party to or bound by or subject to any new agreement or arrangement with respect to Employee benefits (other than an employment or personal services agreement or arrangement which is terminable by the Vendor without liability on no more than 30 days’ notice) or amend or concur in the amendment of or increase any payment or obligation under any existing agreement or arrangement with respect to Employee Benefit Plans other than such as is required or contemplated by an existing policy or practice as to periodic review of Employee Benefit Plans, or as otherwise required by applicable Laws;

(iv)          terminate the employment of any manager of the Business or grant any severance or termination pay to any manager of the Business;

(v)           pay a bonus to an employee other than as specified in written employment agreements, copies of which having been provided to Purchaser;

(vi)          make any change in the rate or form of compensation or remuneration payable or to become payable to any manager or other employee which is outside the ordinary course;

(vii)         take any step to dissolve, wind-up or otherwise affect its continuing corporate existence or amalgamate or merge with any person or amend the Vendor’s Articles or by-laws;

(viii)        sell or lease any of the Purchased Assets other than in the ordinary course of business;

(ix)          cancel, waive or vary the terms of any debt owing to or any claim or right of the Vendor relating to the Business;

(x)            incur any obligation or liability relating to the Business except in the ordinary course of business or make, authorize or accept any early payment of any such existing obligation or liability;

(xi)          create or permit the creation of any new Encumbrance on any of the Purchased Assets (except for any Permitted Encumbrance) or amend or concur in the amendment of any such existing Encumbrance;

(xii)         terminate, enter into, amend or otherwise modify in any Material respect any Material Contracts, other than with respect to the entering into of any customer contract;

(xiii)        terminate, transfer, assign, modify or change, or grant any rights under, any of the Vendor’s Intellectual and Industrial Property other than in the ordinary course of business;

(xiv)        revalue upward any of the Purchased Assets set forth on the balance sheet that is part of the Annual Financial Statements or any Purchased Assets acquired after the date of the Annual Financial Statements; or

(xv)         take or refrain from taking any other action that would cause any of the representations and warranties of the Vendor under this Agreement or any Closing Document to be inaccurate, false or misleading;

or agree or become bound to do any of the foregoing.

5.1.4                         Books and Records of Vendor

(a)           The Vendor shall, from and after the Closing Date, retain all books and records of Vendor (other than the Books and Records) that relate to the Business or the Purchased Assets relating to any period ending on or prior to the Closing Date for a period of seven years following the Closing Date. So long as such books and records and other documents, information and files are retained by the Vendor pursuant to the provisions hereof, the Purchaser shall have the right, to inspect and make copies of the same at the expense of the Vendor during normal business hours and upon reasonable notice.

(b)           After Closing, the Vendor agrees to cooperate in a reasonable manner with the Purchaser and the Purchaser’s Representatives for the purposes of the preparation of the Purchaser’s accounts and Tax Returns and in providing all information required for legal, filing and regulatory purposes. Without limiting the generality of the foregoing, the Vendor shall, upon reasonable notice, provide the Purchaser and its Representatives reasonable access during normal business hours to all books and records of the Vendor (other than the Books and Records) that relate to the Business or the Purchased Assets necessary for the preparation of such accounts and tax returns and for gathering the required information for legal, filing and regulatory purposes together with the assistance of those employees of the Vendor that the Purchaser may reasonably request.

5.1.5                         Exclusivity

During the Interim Period, Cascades and/or Vendor shall not, directly or indirectly, solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any inquiries or proposals from, any person (other than Purchaser and its Affiliates) relating to any transaction involving the disposition of all or substantially all of the Business or any Material part of the Purchased Assets.

5.1.6                         Access for Confirmatory Due Diligence

Vendor shall (a) permit Purchaser and Purchaser’s Advisors for a period of 30 days after the date hereof, without undue interference to the ordinary conduct of the Business, to have reasonable access upon reasonable notice (i) to the premises of the Business for the purpose of site visits, (ii) to the Contracts not previously reviewed in the due diligence data room and the Contracts provided in the due diligence data room that were redacted or that were otherwise incomplete, (iii) to the senior personnel of the Business for the purpose of conducting interviews, (iv) to any relevant information necessary for reviewing all matters included in the Disclosure Letter that were not previously disclosed, and (v) to any relevant information in respect of any matters arising out of the foregoing, and (b) furnish to Purchaser or Purchaser’s Advisors such financial and operating data and other information with respect to the Purchased Assets and the Business as Purchaser shall from time to time reasonably request.

No investigations made by or on behalf of Purchaser or information received by Purchaser in the course of its due diligence investigations, whether under this Section 5.1.6 or any other provision of this Agreement or of the Disclosure Letter, shall have the effect of waiving, diminishing the scope of, or otherwise affecting any representation or warranty made by Vendor in this Agreement.

5.1.7                         Certificat de Localisation

The Vendor hereby covenants and agrees that it shall use its commercially reasonable efforts to deliver a “certificat de localisation” to the Purchaser that is prepared by a Québec land surveyor that is satisfactory to the Purchaser acting reasonably on or before the Closing Date.

5.2                            Covenants of the Purchaser

The Purchaser hereby covenants and agrees with the Vendor as set out in this Section 5.2:

5.2.1                        Confidentiality of Vendor’s Information

In addition to its obligations under the Confidentiality Agreement:

(a)           During the Interim Period, the Purchaser shall keep confidential any trade secrets, know-how or confidential, personal or proprietary information and any financial or Business documents or information (collectively in this Section 5.2.1 the “Information”) received by it from the Vendor concerning the Business and shall not disclose any Information to any third party, provided that any Information may be disclosed to the Purchaser’s Advisors who need to know such Information in connection with the transactions herein contemplated. The Purchaser shall use all reasonable commercial efforts to ensure that the Purchaser’s Advisors keep confidential any Information disclosed to them.

(b)           From and after the Closing Date, the Purchaser shall not disclose any information or documentation, nor shall it allow any of its employees (including, without limitation, the Employees) to disclose any information or documentation, to any third party, other than any Governmental Authority, in the event that such disclosure may result in a liability or obligation of the Vendor except if such disclosure is (i) required under any applicable Law, or (ii) made for the purpose of enforcing Purchaser’s rights under this Agreement or any Ancillary Agreement.

(c)           If this Agreement is terminated in accordance with the provisions hereof, the Purchaser shall:

(i)            ensure that all Information and all copies thereof are either destroyed or returned to the Vendor if it so requests and certify the destruction of all Information and all copies thereof in writing to the Vendor so that, so far as possible, any Information obtained during and as a result of any investigation by the Purchaser’s Advisors is not disseminated beyond those persons concerned with such investigations; and

(ii)           not, directly or indirectly, use for its own purposes, any Information discovered or acquired by the Purchaser’s Advisors as a result of the Vendor making available to them any documents and materials relating to the Business.

5.2.2                        Access to Books and Records

(a)           The Purchaser shall, from and after the Closing Date, retain all Books and Records relating to any period ending on or prior to the Closing Date for a period of seven years following the Closing Date. So long as such Books and Records and other documents, information and files are retained by the Purchaser pursuant to the provisions hereof, the Vendor shall have the right, for the purpose of filing any Tax Returns as required under this Agreement and for the purpose of contesting any assessment or reassessment for Tax in accordance with the provisions of Article 8 to inspect and make copies of the same at the expense of the Vendor during normal business hours and upon reasonable notice.

(b)           After Closing, the Purchaser agrees to cooperate in a reasonable manner with the Vendor and the Vendor’s agents, representatives and auditors for the purposes of the preparation of the Vendor’s accounts and Tax Returns and in providing all information required for legal, filing and regulatory purposes. Without limiting the generality of the foregoing, the Purchaser shall, upon reasonable notice, provide the Vendor, its agents, representatives and auditors reasonable access during normal business hours to all Books and Records necessary for the preparation of such accounts and tax returns and for gathering the required information for legal, filing and regulatory purposes together with the assistance of those employees of the Purchaser that the Vendor may reasonably request.

5.2.3                         Access to Employees

The Purchaser shall, from and after the Closing Date, make the Employees available to the Vendor upon any reasonable request to that effect by Vendor, but at Vendor’s cost and expense, for the purposes of the Bureau Investigation during normal business hours and upon reasonable notice.

5.2.4                         Change and Use of Name

(a)           As soon as reasonably practicable, but in any event within one hundred and twenty (120) days after the Closing Date, the Purchaser shall ensure and procure that the Business shall have ceased using the words “Cascades” whether used alone or as part or in combination with other words or any other word that is similar or reasonably likely to be confused with it (the “Prohibited Name”), any of the logos or symbols set out in Section 5.2.4(a) of the Disclosure Letter (the “Prohibited Logos”) and shall have removed them from all stationery, marketing documentation and all other external written communications of the Business that contain the Prohibited Name or the Prohibited Logos.

(b)           As soon as reasonably practicable, but in any event within two hundred and forty (240) days after the Closing Date, the Purchaser shall ensure and procure that the Business shall have ceased using the Prohibited Name and Prohibited Logos and shall have removed them from all machinery, vehicles, products and packaging.

(c)           As soon as reasonably practicable, but in any event within three hundred and sixty (360) days after the Closing Date, the Purchaser shall ensure and procure that the Business shall have ceased using the Prohibited Name and Prohibited Logos and shall have removed them from and shall have removed them from all elements of its business including, but not limited to, its buildings and plants.

5.2.5                         Equipment Leases

The Purchaser shall use reasonable commercial efforts to cause any lender or lessor party to an Equipment Lease to unconditionally release Cascades from any guarantee it provided as a condition to the execution of such Equipment Lease. Following Closing, the Purchaser shall indemnify Cascades against any post Closing derived or based Claim or Loss suffered by, imposed upon or asserted against Cascades as a result of any such lender or lessor enforcing such guarantee post Closing.

5.3                            Mutual Covenants

Each Party hereby covenants and agrees with the other Party as follows:

5.3.1                         Cooperation

The Parties shall cooperate fully in good faith with each other and their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement.

5.3.2                         Access to Sensitive Customer Information

Notwithstanding any other term of this Agreement, any competitively sensitive information concerning customer pricing, competitive strategy or bidding activities of the Business to be disclosed in connection with this Agreement shall be identified by the Vendor as such. Any such information may be disclosed to the Purchaser’s external advisors, Governmental Authorities and to employees of the Purchaser who have acknowledged in writing that they are bound by the Confidentiality Agreement and who shall not be sales or marketing representatives and who shall keep such information confidential from all other employees of the Purchaser and not use it for any operational purpose of the Purchaser until after Closing of this Agreement.

5.3.3                         Amounts Received Post-Closing

All amounts collected on or after the Closing Date (i) from Accounts Receivable or otherwise relating to the Purchased Assets or the Business, or (ii) from accounts receivable or otherwise relating to the business conducted by Purchaser on or after the Closing Date, shall belong to, and if received by Vendor shall be received for the benefit and the account of, Purchaser, and Vendor shall, on a daily basis in the first two weeks after Closing and on a weekly basis thereafter, transfer and remit to Purchaser all such amounts received by or paid to Vendor on or after the Closing Date. Notwithstanding the foregoing, any amount relating to the Excluded Assets collected on or after the Closing Date shall belong to, and if received by Purchaser shall be received for the benefit and the account of, Vendor, and Purchaser shall, on a daily basis in the first two weeks after Closing and on a weekly basis thereafter, transfer and remit to Vendor all such amounts received by or paid to Purchaser on or after the Closing Date.

5.3.4                         Notice of Untrue Representation or Warranty

Vendor shall promptly notify Purchaser, and Purchaser shall promptly notify Vendor, upon any representation or warranty made by such Party contained in this Agreement becoming untrue or incorrect during the Interim Period. Any such notification shall set out particulars of the untrue or incorrect representation or warranty and details of any actions being taken by the Vendor or Purchaser, as the case may be, to rectify that state of affairs.

5.3.5                         Bulk Sales Laws

The Parties hereby waive compliance with the Bulk Sales Act (Ontario) and any other applicable bulk sales Laws.

ARTICLE 6

CONDITIONS OF CLOSING

6.1                            Conditions for the Benefit of the Purchaser

The transactions herein contemplated, including the sale and purchase of the Purchased Assets in accordance with the terms of this Agreement, are subject to the conditions precedent set out in this Section 6.1, each of which is hereby declared to be for the exclusive benefit of the Purchaser. Each of such conditions is to be satisfied in full at or prior to the Closing Time. The Vendor covenants and agrees to use its reasonable commercial efforts to cause each of such conditions to be fulfilled at or prior to the Closing Time.

6.1.1                        Representations, Warranties and Covenants of the Vendor

Each of:

(a)           the representations and warranties of Vendor (A) in Sections 4.1.1 (Incorporation and Status of Vendor), 4.1.2 (Due Authorization by Vendor), 4.1.3 (Title to Purchased Assets), 4.1.4 (Conflicting Instruments) (subparagraph (a) only), 4.1.22 (Residence of Vendor) and 4.3 (Commission) (“Vendor’s Core Representations”) and (B) made pursuant to this Agreement that are qualified by a reference to materiality or GAAP shall, in each case, have been true and correct in all respects on the date hereof and shall be true and correct in all respects on the Closing Date with the same force and effect as if made at and as of the Closing Date and as though Closing Date was substituted for the date hereof or similar terms throughout such representations and warranties;

(b)           the other representations and warranties of Vendor or Cascades, as applicable made pursuant to this Agreement shall have been true and correct in all Material respects on the date hereof and shall be true and correct in all Material respects on the Closing Date with the same force and effect as if made at and as of the Closing Date and as though Closing Date was substituted for the date hereof or similar terms throughout such representations and warranties; and

(c)           the covenants contained in this Agreement to be performed by Vendor on or prior to the Closing Date shall have been performed in all Material respects and the Vendor shall not be in Material breach of any agreement on its part contained in this Agreement,

and Purchaser shall have received a certificate confirming the foregoing, signed for and on behalf of Vendor by senior officers or directors of Vendor, in each case in form and substance reasonably satisfactory to Purchaser and Purchaser’s counsel (the “Vendor’s Closing Certificate”). The receipt of the Vendor’s Closing Certificate and the consummation of Closing shall not constitute a waiver by Purchaser or an amendment of any of the representations and warranties or covenants of Vendor which are contained in this Agreement. The materiality qualifications permitted to be in the Vendor’s Closing Certificate pursuant to paragraphs (b) and (c) above are solely for purposes of determining whether this condition has been satisfied, and shall not be deemed to have so qualified the representations, warranties or covenants referred to therein. Upon delivery of the Vendor’s Closing Certificate, the representations and warranties of Vendor shall be deemed to have also been made on and as of the Closing Date and as though Closing Date was substituted for the date hereof or similar terms throughout such representations and warranties, except as may be qualified in the Vendor’s Closing Certificate.

6.1.2                         Deliveries by Vendor and Cascades

Vendor or Cascades, as applicable, shall deliver or cause to be delivered to Purchaser the following in form and substance satisfactory to Purchaser, acting reasonably:

(a)           certified copies of (A) the constating documents and by-laws of Vendor and of Cascades, (B) all resolutions of the board of directors of Vendor and of Cascades approving the entering into and completion of the transactions contemplated by this Agreement and each of the Ancillary Agreements to which Vendor or Cascades, as applicable, is a party;

(b)           a recent certificate of status, compliance, good standing or similar certificate with respect to Vendor issued by the appropriate government officials of its jurisdiction of incorporation;

(c)           [              ]

(d)           a deed of transfer (the “Deed of Transfer”) in respect of the Real Property substantially in the form of the deed of transfer attached hereto as Exhibit E to the Disclosure Letter;

(e)           [              ]

(f)            Each of Cascades and Vendor shall have delivered to Purchaser an executed copy of a non-competition and non-solicitation agreement (the “Non-Competition Agreement”) substantially as set forth in the form of the non-competition and non-solicitation agreement attached as Exhibit F to the Disclosure Letter;

(g)           Vendor shall have delivered to Purchaser an executed copy of a transitional services agreement (the “Transitional Services Agreement”) substantially as set forth in the form of agreement attached as Exhibit G to the Disclosure Letter.

(h)           necessary releases, discharges, deeds, conveyances, assurances, transfers, assignments or any other instruments necessary or reasonably required to transfer the Purchased Assets to Purchaser with a good title, free and clear of all Encumbrances other than Permitted Encumbrances, in form and substance satisfactory to Vendor and Purchaser acting reasonably;

(i)            the elections referred to in Section 3.6;

(j)            the Vendor’s Closing Certificate;

(k)           an opinion of counsel to Vendor, substantially in the form attached as Exhibit H to the Disclosure Letter;

(l)            all such other agreements, certificates, affidavits, statutory declarations, instruments of transfer and other documentation reasonably required by Purchaser to implement the transactions herein contemplated, all of which shall be satisfactory in form and substance to counsel to Purchaser, acting reasonably; and

(m)          Vendor shall deliver to Purchaser on the Closing Date the names of all Employees and Inactive Employees contemplated by Section 4.1.5 of the Disclosure Letter.

6.1.3                        No Adverse Change

During the Interim Period, there shall have been no change in the operations, results of operation, affairs, prospects or condition (financial or otherwise) of the Business which, would have a Material adverse effect on the Business, the Purchased Assets or the Assumed Liabilities, except that there shall not be taken into account any effect or losses arising out of (i) changes in laws or their interpretation, (ii) deteriorations in paper prices or in the specialty paper products industry in general other than deteriorations attributable in whole or in part to the Vendor and/or its Affiliates, or (iii) [              ]

[              ]

6.1.4                         Consents

All Consents necessary to allow the Vendor to assign the Material Contracts to the Purchaser, which Consents shall include an acknowledgement by the other party that the Material Contracts so assigned remain in full force and effect and that the Purchaser may continue to enjoy all rights and benefits thereunder, shall have been granted, obtained and received.

6.1.5                         No Legal Action

No action or proceeding shall be pending or threatened by any person (other than the Parties) in any jurisdiction, to enjoin, restrict or prohibit any of the transactions contemplated by this Agreement or the right of the Purchaser to conduct the Business after Closing on substantially the same basis as previously operated.

6.2                            Conditions for the Benefit of the Vendor

The transactions herein contemplated, including the sale and purchase of the Purchased Assets in accordance with the terms of this Agreement, are subject to the conditions precedent set out in this Section 6.2, each of which is hereby declared to be for the exclusive benefit of the Vendor. Each of such conditions is to be satisfied in full at or prior to the Closing Time. The Purchaser covenants and agrees to use its reasonable commercial efforts to cause each of such conditions to be fulfilled at or prior to the Closing Time.

6.2.1                        Truth of Representations and Warranties of the Purchaser

Each of:

(a)           the representations and warranties of Purchaser (A) in Section 4.2.1 (Incorporation, Authority and Enforceability) (“Purchaser’s Core Representations”) and (B) made pursuant to this Agreement that are qualified by a reference to materiality or GAAP shall, in each case, have been true and correct in all respects on the date hereof and shall be true and correct in all respects on the Closing Date with the same force and effect as if made at and as of the Closing Date and as though Closing Date was substituted for the date hereof or similar terms throughout such representations and warranties;

(b)           the other representations and warranties of Purchaser made pursuant to this Agreement shall have been true and correct in all Material respects on the date hereof and shall be true and correct in all Material respects on the

Closing Date with the same force and effect as if made at and as of the Closing Date and as though Closing Date was substituted for the date hereof or similar terms throughout such representations and warranties; and

(c)           the covenants contained in this Agreement to be performed by Purchaser on or prior to the Closing Date shall have been performed in all Material respects and Purchaser shall not be in Material breach of any agreement on its part contained in this Agreement, and Vendor shall have received a certificate confirming the foregoing, signed for and on behalf of Purchaser by senior officers or directors of Purchaser, in each case in form and substance reasonably satisfactory to Vendor and Vendor’s counsel (the “Purchaser’s Closing Certificate”). The receipt of the Purchaser’s Closing Certificate and the consummation of Closing shall not constitute a waiver by Vendor or an amendment of any of the representations and warranties or covenants of Purchaser which are contained in this Agreement. The materiality qualifications permitted to be in the Purchaser’s Closing Certificate pursuant to paragraphs (b) and (c) above are solely for purposes of determining whether this condition has been satisfied, and shall not be deemed to have so qualified the representations, warranties or covenants referred to therein. Upon delivery of the Purchaser’s Closing Certificate, the representations and warranties of Purchaser shall be deemed to have also been made on and as of the Closing Date and as though Closing Date was substituted for the date hereof or similar terms throughout such representations and warranties, except as may be qualified in the Purchaser’s Closing Certificate.

6.2.2                         Delivery by Purchaser

Purchaser shall deliver or cause to be delivered to Vendor the following in form and substance satisfactory to Vendor, acting reasonably:

(a)           certified copies of (A) the constating documents and by-laws of Purchaser, (B) all resolutions of the board of directors of Purchaser approving the entering into and completion of the transactions contemplated by this Agreement and each of the Ancillary Agreements to which Purchaser is a party;

(b)           a recent certificate of status, compliance, good standing or similar certificate with respect to Purchaser issued by the appropriate government officials of its jurisdiction of incorporation;

(c)           the elections referred to in Section 3.6;

(d)           the Purchaser’s Closing Certificate;

(e)           Purchaser shall have delivered to Vendor an executed copy of the [              ].

(f)            an opinion of counsel to Purchaser, substantially in the form attached as Exhibit I to the Disclosure Letter; and

(g)           all such other agreements, certificates, affidavits, statutory declarations, instruments of transfer and other documentation reasonably required by Vendor to implement the transactions herein contemplated, all of which shall be satisfactory in form and substance to counsel to Vendor, acting reasonably.

6.3                            Conditions for the Benefit of both Parties

The transactions herein contemplated, including the sale and purchase of the Purchased Assets in accordance with the terms of this Agreement, are subject to the conditions precedent set out in this Section 6.3, each of which is hereby declared to be for the benefit of both of the Parties hereto. Each of such conditions is to be satisfied in full at or prior to the Closing Time. Each of the Parties covenants and agrees to use its reasonable commercial efforts to cause each of such conditions to be fulfilled prior to the Closing Time, provided that the foregoing shall not include, for greater certainty, the obligation to negotiate any remedy with the Commissioner.

6.3.1                         Competition Act

The Competition Act Approval shall have been obtained.

6.3.2                         Investment Canada Act

The ICA Approval shall have been obtained, if applicable.

6.3.3                         Regulatory Approvals

All Regulatory Approvals required in connection with the sale of the Purchased Assets to the Purchaser and the completion of the other transactions contemplated herein shall have been granted, obtained and received. All such Regulatory Approvals shall have no Material conditions or be on terms satisfactory to the Parties, acting reasonably.

6.4                            Waiver

Either Party may waive, by notice to the other Party, any condition set forth in this Article 6 which is for its benefit. No waiver by a Party of any condition, in whole or in part, shall operate as a waiver of any other condition.

6.5                            Failure to Satisfy Conditions

(a)           If any condition set forth in Sections 6.1 or 6.2 is not satisfied or waived by the applicable beneficiary of such condition at the Closing Time, or if it becomes apparent that any such condition can not be satisfied at the Closing Time, the Party entitled to the benefit of such condition (the

“First Party”) may terminate this Agreement by notice in writing to the other Party and in such event:

(i)            unless the other Party can show that the condition or conditions which have not been satisfied and for which the First Party has terminated this Agreement are reasonably capable of being performed or caused to be performed by the First Party or have not been satisfied by reason of a default by the First Party hereunder, the First Party shall be released from all obligations hereunder; and

(ii)           unless the First Party can show that the condition or conditions which have not been satisfied and for which the First Party has terminated this Agreement are reasonably capable of being performed or caused to be performed by the other Party or have not been satisfied by reason of a default by the other Party hereunder, then the other Party shall also be released from all obligations hereunder.

6.6                            Damage or Expropriation

If, prior to the Closing Time, all or any substantial portion of the Purchased Assets are destroyed or substantially damaged by fire or other hazard or shall be expropriated or seized by any Governmental Authority or any other person in accordance with applicable Laws, or if notice of any such expropriation or seizure shall have been given in accordance with applicable Laws, the Purchaser shall have the option, exercisable by written notice to the Vendor given prior to the Closing Time:

(a)           to terminate this Agreement and not complete the transactions herein contemplated, in which case the Purchaser shall be released from all obligations hereunder except those set forth in Sections 4.3, 5.2.1, 10.2 and 10.5 or 10.11 as of and from the giving of such notice; or

(b)           to complete the transactions herein contemplated with a reduction of the Purchase Price by the net amount equal to the cost of repair, or, if expropriated or seized or if destroyed or damaged beyond repair, by the net amount equal to the replacement cost of the property or assets so expropriated, seized, damaged or destroyed, after taking into account all proceeds of any insurance or compensation for such destruction, damage, expropriation or seizure received by the Vendor and assigned to and received by the Purchaser. For greater certainty, the amount contemplated pursuant to this Subsection (b) shall in no event be less than zero.

If any loss, damage or claim for which insurance is carried by the Vendor in respect of the Purchased Assets arises during the Interim Period, or if any of the Purchased Assets are expropriated or seized, the Purchaser, as a condition of Closing, shall be entitled to be satisfied that the insurers or the expropriating authority recognize all claims of the Vendor for payment in accordance with the terms of the relevant insurance policies or rules of the relevant expropriating authority and that all such claims and proceeds thereof are assignable, and are assigned, to the Purchaser.

ARTICLE 7

TERMINATION

7.1                            Termination

This Agreement and the transactions contemplated hereby may be terminated:

(a)           at any time by mutual written consent of the Vendor and the Purchaser;

(b)           in the event that the Reference Date Amount is in excess of $3.8M, at the discretion of the Vendor provided that it notifies Purchaser in writing within 5 days of the date on which the final determination of the Reference Date Amount is made;

(c)           by the Vendor or the Purchaser at any time, if (i) the Closing has not occurred on or before [              ] (the “Drop Dead Date”) or (ii) it becomes evident that the Competition Act Approval will not be obtained prior to the Drop Dead Date, unless the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth herein.

7.2                            Effect of Termination

In the event of termination of this Agreement by either the Vendor or the Purchaser in accordance with Section 6.5 or as provided in Section 7.1 hereof, this Agreement shall, subject to the terms of Section 6.5 become void and have no effect except that (i) this Section 7.2 shall survive any termination of this Agreement, (ii) no Party shall be relieved or released from any liabilities or damages arising out of such Party’s wilful breach of any provision of this Agreement, and (iii) no Party shall be released of any obligations under Section 4.3, Subsection 5.2.1, Section 10.2, Section 10.5 or Section 10.11.

ARTICLE 8

INDEMNIFICATION

8.1                            Indemnification by Vendor

The Vendor shall indemnify, defend and save harmless the Purchaser and each of Purchaser’s Representatives from and against any Claim or Loss suffered by, imposed upon or asserted against them, as a direct or indirect result of, or arising in connection with or related in any manner whatsoever to:

(a)           subject to Section 4.4 and the limitations set forth in Section 8.12(a), any misrepresentation or breach of warranty made or given by the Vendor in this Agreement, in any Closing Document or in any other document delivered pursuant to this Agreement or any Closing Document;

(b)           any failure by the Vendor to observe or perform any covenant or obligation contained in this Agreement, any Closing Document or in any document delivered pursuant to this Agreement or any Closing Document;

(c)           any liabilities or obligations for Taxes attributable to the Vendor or the Business prior to or arising from the Closing including any Taxes payable by the Vendor in connection with any transaction contemplated under this Agreement except if such Taxes are accrued on the Closing Balance Sheet and only to the extent of the amount so accrued;

(d)           any Claim or Loss, including any fine or other liabilities (whether civil or criminal) against the Purchased Assets, the Business, the Purchaser, its Affiliates or the Employees by or on behalf of any Governmental Authority or any other party directly or indirectly arising in connection with, or related in any manner whatsoever to the Bureau Investigation or any civil proceeding related thereto or to facts that are the subject of the Bureau Investigation;

(e)           any liabilities or obligations of the Vendor of any nature whatsoever (including, without limitation, the Excluded Liabilities) existing on or after Closing other than the Assumed Liabilities;

(f)            the non-compliance by the Parties with respect to any applicable bulk sales Laws in connection with the transactions contemplated by this Agreement except to the extent that any applicable Damages are attributable to the Purchaser’s failure to pay, discharge or perform its obligations pursuant to the Assumed Liabilities; and

(g)           the Excluded Assets.

For greater certainty, the right to indemnification under Sections 8.1(b) to 8.1(g) exists notwithstanding Section 4.4 and notwithstanding any representation or warranty in Section 4.1 and such right to indemnification is a right that is separate and independent from any other right or remedy under this Agreement and is not subject to any of the limitations set out in Section 8.12(a), provided that Vendor shall not hereby be obligated to indemnify Purchaser twice for the same Damages.

8.2                            Indemnification by the Purchaser

The Purchaser shall indemnify, defend and save harmless the Vendor and each of the Vendor’s Representatives from and against any Claim or Loss suffered by, imposed upon or asserted against them, as a direct or indirect result of, or arising in connection with or related in any manner whatsoever to:

(a)           subject to Section 4.5 and the limitations set forth in Section 8.12(b), any misrepresentation or breach of any warranty made or given by the Purchaser in this Agreement, in any Closing Document or in any document delivered pursuant to this Agreement or any Closing Document; or

(b)           the operations of the Business after the Closing Time including, without limitation, any failure by the Purchaser to pay, satisfy, discharge, perform or fulfill any of the Assumed Liabilities as they become due;

(c)           the matters set forth in Section 9.2; or

(d)           any failure by the Purchaser to observe or perform any covenant or obligation contained in this Agreement, in any Closing Document or in any document delivered pursuant to this Agreement or any Closing Document.

8.3                            Agency for Representatives

Each Party agrees that it accepts each indemnity in favour of any of its Representatives as agent and trustee of that Representative. Each Party agrees that the other Party may enforce an indemnity in favour of any of that Party’s Representatives on behalf of that Representative.

8.4                            Notice of Third Party Claims

If an Indemnitee receives notice of the commencement or assertion of any Third Party Claim, the Indemnitee shall give the Indemnitor reasonably prompt notice thereof, but in any event no later than 30 Business Days after receipt of such notice of such Third Party Claim. Such notice to the Indemnitor shall describe the Third Party Claim in reasonable detail and shall indicate, if reasonably practicable, the nature and estimated amount of the Loss or Claim that has been or may be sustained by the Indemnitee.

8.5                            Defence of Third Party Claims

Subject to Section 8.13(a), the Indemnitor may participate in or assume the defence of any Third Party Claim (provided that (i) the Third Party Claim seeks only monetary damages and does not seek any injunctive or other relief against the Indemnified Party, and (ii) legal counsel chosen by the Indemnifying Party is satisfactory to the Indemnified Party, acting reasonably) by giving notice to that effect to the Indemnitee not later than 20 Business Days after receiving notice of that Third Party Claim (the “Notice Period”). The Indemnitor’s right to do so shall be subject to the rights of any insurer or other party who has potential liability in respect of that Third Party Claim. The Indemnitor shall pay all of its own expenses of participating in or assuming such defence. The Indemnitee shall co-operate in good faith in the defence of each Third Party Claim, even if the defence has been assumed by the Indemnitor and may participate in such defence assisted by counsel of its own choice at its own expense. If the Indemnitee has not received notice within the Notice Period that the Indemnitor has elected to assume the defence of such Third Party Claim, the Indemnitee may, at its option, elect to settle or compromise the Third Party Claim or assume such defence, assisted by counsel of its own choosing and the Indemnitor shall be liable for all reasonable costs and expenses paid or incurred in connection therewith and any Claim or Loss suffered or incurred by the Indemnitee with respect to such Third Party Claim. If the Indemnitor elects to assume the defence of a Third Party Claim under this Section 8.5, the Indemnitor shall not have the right thereafter to contest its liability for such claim.

8.6                            Assistance for Third Party Claims

The Indemnitor and the Indemnitee will use all reasonable commercial efforts to make available to the Party which is undertaking and controlling the defence of any Third Party Claim (the “Defending Party”) and at such Party’s cost and expense,

(a)           those employees and other persons whose assistance, testimony or presence is necessary to assist the Defending Party in evaluating and in defending any Third Party Claim; and

(b)           all documents, records and other materials in the possession of such Party reasonably required by the Defending Party for its use in defending any Third Party Claim,

and shall otherwise cooperate with the Defending Party.

8.7                            Settlement of Third Party Claims

If an Indemnitor elects to assume the defence of any Third Party Claim as provided in Section 8.5, then the Indemnitor shall not be liable for any legal expenses incurred by the Indemnitee in connection with the defence of such Third Party Claim following the receipt by the Indemnitee of notice of such assumption. Notwithstanding the foregoing, if the Indemnitor fails to take reasonable steps necessary to defend diligently such Third Party Claim within 20 Business Days after receiving notice from the Indemnitee, or that the Indemnitee believes on reasonable grounds that the Indemnitor has failed to take such steps, then the Indemnitee may, at its option, elect to assume the defence of and to negotiate, settle or compromise the Third Party Claim assisted by counsel of its own choosing and the Indemnitor shall also be liable for all reasonable costs and expenses paid or incurred in connection therewith. The Indemnitor shall not, without the prior written consent of the Indemnitee, enter into any compromise or settlement of a Third Party Claim, which would lead to liability or create any other obligation, financial or otherwise, on the Indemnitee.

8.8                            Direct Claims

Any Direct Claim shall be asserted by giving the Indemnitor reasonably prompt written notice thereof, but in any event not later than 40 Business Days after the Indemnitee becomes aware of the basis of such Direct Claim. The Indemnitor shall then have a period of 20 Business Days within which to respond in writing to such Direct Claim. If the Indemnitor does not so respond within such 20 Business Days period, the Indemnitor shall be deemed to have rejected such Claim, and in such event the Indemnitee shall be free to pursue such remedies as may be available to the Indemnitee.

8.9                            Failure to Give Timely Notice

A failure to give timely notice as provided in this Article 8 shall not affect the rights or obligations of any Party except and only to the extent that, as a result of such failure, any Party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure.

8.10                          Reductions and Subrogation

If the amount of any Loss at any time subsequent to the making of an Indemnity Payment in respect of that Loss is reduced by any recovery, settlement or otherwise under or pursuant to any insurance coverage (the “Insurance Recovery”), and provided that any such Insurance Recovery is actually received by the Indemnitee, the amount of such reduction (less any costs or expenses (including Taxes) or premiums incurred in connection therewith), shall promptly be repaid by the Indemnitee to the Indemnitor. Upon making a full Indemnity Payment, the Indemnitor shall, to the extent of such Indemnity Payment, be subrogated to all rights of the Indemnitee against any third party that is not an Affiliate of the Indemnitee in respect of the Loss to which the Indemnity Payment relates. Until the Indemnitee recovers full payment of its Loss, any and all claims of the Indemnitor against any such third party on account of such Indemnity Payment shall be postponed and subordinated in right of payment to the Indemnitee’s rights against such third party. Without limiting the generality or effect of any other provision hereof, the Indemnitee and Indemnitor shall duly execute upon request all instruments reasonably necessary to evidence and perfect such postponement and subordination.

8.11                          Payment and Interest

All Losses shall bear interest at a rate per annum equal to the Prime Rate plus 3%, calculated and payable monthly, both before and after judgment, with interest on overdue interest at the same rate, from the date that the Indemnitee disbursed funds, suffered damages or losses or incurred a loss, liability or expense in respect of a Loss, to the date of payment by the Indemnitor to the Indemnitee.

8.12                          Limitations

(a)           No Claims and/or Losses may be asserted by the Purchaser or the Purchaser’s Representatives under Section 8.1(a) unless and until the aggregate amount of the Claims and/or Losses of the Purchaser and its Representatives collectively, in respect of such Claims and/or Losses exceeds [              ]% of the Adjusted Net Asset Value in the aggregate (the “Basket”), with a maximum aggregate liability equal to [              ]% of the Adjusted Net Asset Value, other than (i) in respect of the Vendor’s Core Representations and Warranties (and the corresponding representations and warranties in the Vendor’s Closing Certificate), and (ii) in respect of Claims and/or Losses based on fraud, which, in each case, shall not be subject to such limitations and for whom the Vendor’s indemnification obligations hereunder shall be for an unlimited amount and shall be from the first dollar of the Claims and/or Losses suffered or incurred by the Purchaser or the Purchaser’s Representatives.

(b)           No Claim and/or Losses may be asserted by the Vendor or the Vendor’s Representatives under Section 8.2(a) unless and until the aggregate amount of the Claims and/or Losses of the Vendor and its Representatives collectively, in respect of such Claims and/or Losses exceeds [     ]% of the Adjusted Net Asset Value in the aggregate, up to a maximum aggregate liability equal to [     ]% of the Adjusted Net Asset Value, other than (i) in respect of the Purchaser’s Core Representations and Warranties (and the corresponding representations and warranties in the Purchaser’s Closing Certificate), and (ii) in respect of Claims and/or Losses based on fraud, which, in each case, shall not be subject to such limitations and for whom the Purchaser’s indemnification obligations hereunder shall be for an unlimited amount and shall be from the first dollar of the Claims and/or Losses suffered or incurred by the Vendor or the Vendor’s Representatives.

(c)           The parties agree that all obligations and liabilities of Purchaser relating to warranty and product liability claims and returned goods relating to the Business assumed by Purchaser hereunder shall be deemed to constitute Claims or Losses for the purpose of determining whether the threshold in Subsection 8.12(a) above has been met or exceeded.

8.13                          Additional Rules and Procedures

(a)           If any Third Party Claim is of a nature such that the Indemnitee is required by Law to make a payment to any person (a “Third Party”) with respect to such Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnitor’s rights under Section 8.5 shall only apply after payment of such Third Party Claim to the Third Party or the provision of sufficient security by the Indemnitor. If the amount of any liability under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnitor, the Indemnitee shall, forthwith after receipt of the difference from the Third Party, pay such difference to the Indemnitor;

(b)           The Indemnitee and the Indemnitor shall co-operate with each other, acting reasonably, with respect to Third Party Claims, shall keep each other advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available) and shall each designate a senior officer who will keep himself informed about and be prepared to discuss the Third Party Claim with his counterpart and with counsel at all reasonable times.

ARTICLE 9

EMPLOYEES

9.1                            Employees

Effective as of the Closing Date, the Purchaser shall assume all labour and employment obligations of the Vendor relating to the Business and establish or provide replacement employee benefit plans (other than the Pension Plan) to the Employees that provide equivalent or similar benefits to the Employees (other than with respect to Employees covered by a collective agreement) in order to meet its obligations hereunder (such replacement employee benefit plans are hereinafter collectively referred to as the “Replacement Plans”). For greater certainty, the Purchaser shall recognize, to the extent previously recognized by the Vendor, the service of the Employees for all purposes including, without limitation, eligibility and vesting under the Replacement Plans. The Purchaser shall also cause the Replacement Plans to waive any pre-existing condition limitations, accept any pre-approvals, and honour any deductibles and out-of-pocket expenses incurred by the Employees (and their dependents and survivors) due to their participation in the applicable Employee Benefit Plans provided by the Vendor immediately prior to the Closing Date.

9.2                            Employee Liability of the Purchaser

Without limiting the Purchaser’s obligations in respect of the Employees on and after the Closing Date the Purchaser shall be responsible for:

(a)           All liabilities for salary, wages, bonuses, retention bonuses, commissions, pension contributions, vacation pay, and other compensation relating to employment of the Employees on and after the Closing Date, and all liabilities under or in respect of the Replacement Plans;

(b)           All severance payments, damages for wrongful dismissal and all related costs in respect of the termination by the Purchaser of the employment of any Employee; and

(c)           All employment-related claims, penalties and assessments in respect of the Business arising out of matters which occur on or subsequent to the Closing Date.

9.3                            Employee Liability of the Vendor

Without limiting the Vendor’s obligations in respect of Employees employed in the Business prior to the Closing Date, the Vendor shall be responsible for (i) all liabilities for salary, wages, bonuses, commissions and other compensation relating to employment of all Employees in the Business, in each case, prior to or as at the Closing Date, except to the extent that they are accrued on the Closing Balance Sheet, (ii) any termination pay and severance payment resulting from the termination of employment of all Employees with the Vendor on or prior to the Closing Date, (iii) all termination pay, all severance payments, damages for wrongful dismissal and all related costs in respect of the termination by the Vendor of the employment of any Employee who does not accept to continue his employment with the Purchaser, (iv) all liabilities for claims for injury, disability, death or workers’ compensation arising from or related to employment in the Business prior to the Closing Date, (v) all employment related claims, penalties and assessments in respect of the Business arising out of matters which occurred prior to the Closing Date, and (vi) all liabilities related to the Employee Benefit Plans existing prior to or as at the Closing Date, except to the extent that they are accrued on the Closing Balance Sheet.

9.4                            Short Term Disabled Employees

Notwithstanding anything contained herein to the contrary, the Vendor agrees that it shall be responsible for any and all liabilities arising at any time before or after the Closing Date that relate to the Short Term Disabled Employees and which result from their absence from work during the short term disability period without regard to whether the Vendor’s applicable insurance covers such liabilities during such period.

9.5                            Pension and Savings Plans

As of and effective on the Closing Date, Vendor shall transfer to Purchaser all its rights and obligations under the Pension Plan for the employees of Cascades Resources, a division of Cascades Fine Papers Group Inc. (the “Pension Plan”) and Purchaser shall become the sponsor of the Pension Plan and, subject to the other provisions of this Agreement, assume all the rights and obligations of Vendor thereunder. Active members of the Pension Plan who are not Employees shall have their rights under the Pension Plan dealt with in accordance with its rules and relevant applicable pension Law.

9.6                            Vendor Liability

Vendor shall retain responsibility for, and satisfy all obligations and liabilities with respect to, all payments and benefits of the Employees (and all former employees, agents and representatives involved in the Business) under the Employee Benefit Plans (other than the Pension Plan), as the case may be, accrued up to the Closing Date or which relate to the events prior to the Closing Date in accordance with the terms thereof and Laws (other than the obligations and liabilities that are accrued on the Closing Balance Sheet), and the Vendor agrees to indemnify and hold the Purchaser harmless from and against any and all damages which the Purchaser may suffer or incur in connection with such obligations and liabilities.

For the avoidance of doubt, Vendor shall be responsible for the following claims or benefit payments of all Employees and former employees involved in the Business regardless of whether such claims are filed before or after the Closing Date:

(a)           with respect to death or dismemberment claims, those in respect of which the event occurred prior to the Closing Date;

(b)           with respect to health claims, those in respect of which the services were provided or the supplies were purchased prior to the Closing Date;

(c)           with respect to short term and/or long term disability claims and workers’ compensation claims, for those claims resulting from events that occurred prior to the Closing Date, including, to the extent covered under the

Employee Benefit Plans, for recurring illnesses which first originated with events occurring prior to the Closing Date, whether or not such claims continue after the Closing Date.

9.7                            Notice by Vendor

Vendor shall prior to the Closing Date send a written notice to the Employees advising them of the delay and the time limit within which a claim must be filed under Vendor’s Employee Benefit Plans for claims in respect of which the event occurred, the services were provided or the supplies were purchased prior to the Closing Date.

ARTICLE 10

MISCELLANEOUS

10.1                          Further Assurances

Each Party shall from time to time execute and deliver or cause to be executed and delivered all such further documents and instruments and do or cause to be done all further acts and things as the other Party may, before or after the Closing Time, reasonably require as being necessary or desirable in order to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement or any provision hereof.

10.2                          Public Announcements

Each Party agrees that no disclosure or public announcement regarding this Agreement or the transactions contemplated hereby shall be made by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. If a public announcement or disclosure is required by either of the Parties pursuant to Law, the Parties shall cooperate in the preparation and release of a public announcement or disclosure regarding this Agreement or the transactions contemplated hereby

10.3                          Notices

(a)           Any notice, direction or other communication (in this Section, a “notice”) required or permitted to be given to a Party shall be in writing and shall be sufficiently given if delivered personally, mailed or transmitted by facsimile as follows:

(i)            in the case of the Vendor or Cascades, at:

CASCADES FINE PAPERS GROUP INC.

2 Rolland Avenue

Saint-Jérôme QC  J7Z 5V6

Attention:              President

Fax No.:                  450 569-3933

with a copy to:

FRASER MILNER CASGRAIN LLP

1 Place Ville Marie, Suite 3900

Montréal QC H3B 4M7

Attention:              Charles R. Spector

Fax No.:                  514 866-2241

(ii)           in the case of the Purchaser, at:

C/O SPICERS PAPER, INC.

12310 E. Slauson Avenue

Santa Fe Springs, CA 90670

USA

Attention:              Anthony J. Kennedy

Fax No.:                  562 693-0868

and to:

PAPERLINX LIMITED

307 Ferntree Gully Road

Mt. Waverley, VIC 3149

Australia

Attention:              Chief Financial Officer

Fax No.:                  61 3 8540 2255

with a copy to:

STIKEMAN ELLIOTT LLP

1155 René-Lévesque Blvd, Suite 4000

Montreal, Québec H3B 3V2

Attention:              John W. Leopold and Michel Gélinas

Fax No.:                  514 397-3222

(b)           Any notice delivered personally, shall be deemed to have been given and received on the day on which it was delivered, if delivered prior to 5:00 p.m. (recipient’s time) on a Business Day; otherwise on the first Business Day thereafter. Any notice mailed shall be deemed to have been given and received on the third Business Day after it was mailed, provided that if the Party giving the notice knows or ought reasonably to know of disruptions in the postal system that might affect the delivery of mail, such notice shall not be mailed but shall be given by personal delivery or facsimile transmission. Any notice transmitted by facsimile shall be deemed to have been given and received on the day of its transmission if the machine from which it was sent receives the answerback code of the Party to whom it was sent prior to 5:00 p.m. (recipient’s time) on such day; otherwise on the first Business Day thereafter.

(c)           Either Party may change its address for service from time to time by notice given to each of the other Party in accordance with the foregoing provisions.

10.4                          Time of the Essence

Time shall be of the essence of this Agreement.

10.5                          Costs and Expenses

Each Party shall be responsible for all costs and expenses (including the fees and disbursements of legal counsel, bankers, investment bankers, accountants, brokers and other advisors) incurred by it in connection with this Agreement and the transactions contemplated herein.

10.6                          Effect of Closing

All provisions of this Agreement shall remain in full force and effect notwithstanding the Closing, subject only to the limitations specified in Sections 4.4 and 4.5 and Article 8.

10.7                          Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument. To evidence its execution of an original counterpart of this Agreement, a Party may send a copy of its original signature on the execution page hereof to the other Party by facsimile transmission and such transmission shall constitute delivery of an executed copy of this Agreement to the receiving Party.

10.8                          Assignment

This Agreement may not be assigned by any Party without the prior written consent of the other Parties. Purchaser may assign and transfer this Agreement and any agreement ancillary to this Agreement and any of its rights and obligations hereunder and thereunder to one or more of its Affiliates provided that Purchaser shall remain solidarily liable with such Affiliate(s) for its obligations hereunder and thereunder.

10.9                          Parties in Interest

This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors, including any successor by reason of the amalgamation or merger of a Party, and permitted assigns.

10.10                        Third Parties

Except as specifically set forth or referred to herein, nothing herein is intended or shall be construed to confer upon or give to any person, other than the Parties and their respective successors, including any successor by reason of the amalgamation or merger of a Party, and permitted assigns, any rights or remedies under or by reason of this Agreement.

10.11                        Liability of Cascades

Cascades hereby acknowledges that by executing this Agreement, it is solidarily (within the meaning of the Civil Code of Quebec) liable with the Vendor for the timely performance and fulfilment by Vendor of all of Vendor’s obligations and covenants under this Agreement and the Ancillary Agreements.

Cascades acknowledges that Purchaser is relying on this covenant in connection with the purchase of the Purchased Assets under this Agreement and that Purchaser would not have entered into the Agreement without the benefit of such covenant by Cascades.

10.12                        [              ]

[              ]

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IN WITNESS WHEREOF this Agreement has been executed by the Parties hereto.

CASCADES INC.

By:	/s/ Alain Lemaire

CASCADES FINE PAPERS GROUP INC./ CASCADES GROUPE PAPIERS FINS INC.

By:	/s/ Alain Lemaire

COAST PAPER LIMITED

By:	/s/ Darryl Abotomey